As filed with the Securities and Exchange Commission on October 30, 2000
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933

                                -----------------

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                 (Name of Small Business Issuer in Its Charter)

            Florida                               3577                           59-2327381
--------------------------------      ------------------------------       ------------------------
(State or other jurisdiction of       (Primary standard industrial              (IRS employer
incorporation or organization)         classification code number)         identification number)

                             1810 N.E. 144th Street
                           North Miami, Florida 33181
                                 (305) 944-7710
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             1810 N.E. 144th Street
                           North Miami, Florida 33181
                                 (305) 944-7710
(Address of principal place of business or intended principal place of business)

                Slav Stein, President and Chief Executive Officer
                   Advanced Electronic Support Products, Inc.
                             1810 N.E. 144th Street
                           North Miami, Florida 33181
                                 (305) 944-7710
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------

                                    Copy to:

                            Philip B. Schwartz, Esq.
                       Akerman, Senterfitt & Eidson, P.A.
                               One S.E. 3rd Avenue
                                   28th Floor
                              Miami, Florida 33131
                                 (305) 374-5600

                                -----------------

         Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. [ ]

                                     Calculation of Registration Fee
--------------------------------------------------------------------------------------------------------------------
Title of Each Class of                             Proposed Maximum       Proposed Maximum
Securities to be                Amount to           Offering Price       Aggregate Offering         Amount of
Registered                    be registered          per Unit(1)                Price           Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par    2,000,000 shares             $1.75               $3,500,000               $924
value per share
--------------------------------------------------------------------------------------------------------------------

(1) Computed on the basis of the average of the high and low prices for the common stock as reported on the Nasdaq SmallCap Market on October 27, 2000 in accordance with Rule 457 (c) under the Securities Act of 1933.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically state that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                   Advanced Electronic Support Products, Inc.
                                2,000,000 Shares
                    Common Stock, par value $0.001 per share

         This prospectus relates to 2,000,000 shares of Advanced Electronic Support Products, Inc. common stock that may be offered by us from time to time in connection with certain purchases of our common stock by investors.

         It is expected that the terms of transactions involving the issuance of the shares of common stock issued hereby will be determined at the time we determine to make offers to investors who wish to purchase our common stock and that the shares of common stock offered hereby will be valued at negotiated prices, which may be at a discount to the market price of our common stock. No underwriting discounts or commissions will be paid, although finder's or agent's fees may be paid in connection with certain transactions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, and any profit on the resale of shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         When we offer common stock, we will provide you with a prospectus supplement describing the terms of the specific issue of common stock, including the offering price of the common stock. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

         Our common stock and warrants are quoted on the Nasdaq SmallCap Market under the symbols "AESP" and "AESPW," respectively. On October 27, 2000, the closing prices of our common stock and warrants as quoted on the Nasdaq SmallCap Market were $1.75 and $0.20 respectively.

SEE "RISK FACTORS," BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING THESE SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is _______ __, 2000

                                TABLE OF CONTENTS

                                                                          Page

PROSPECTUS SUMMARY...........................................................1
RISK FACTORS.................................................................4
USE OF PROCEEDS..............................................................9
MARKET PRICES OF COMMON STOCK...............................................10
DIVIDEND POLICY.............................................................10
CAPITALIZATION..............................................................11
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...................12
DESCRIPTION OF BUSINESS.....................................................15
MANAGEMENT..................................................................22
PRINCIPAL STOCKHOLDERS......................................................26
CERTAIN TRANSACTIONS........................................................27
DESCRIPTION OF SECURITIES...................................................28
PLAN OF DISTRIBUTION........................................................29
LEGAL MATTERS...............................................................30
EXPERTS.....................................................................30
INDEX TO FINANCIAL STATEMENTS..............................................F-1

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS CONSTITUTES AN OFFER TO SELL OR A SOLICITATION TO BUY SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OR OF ANY SALE OF COMMON STOCK.

         IN THIS PROSPECTUS, "AESP" "WE," "US" AND "OUR" REFER TO ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC. AND ITS SUBSIDIARIES.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act, file reports, proxy statements and other information with the SEC. This filed material can be read and copied at regional offices of the Securities and Exchange Commission located at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048; and at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site at http://www.sec.gov that contains our reports, proxy and information statements and other information about us and other companies that file electronically with the Securities and Exchange Commission.

         The information in this prospectus or any supplement to this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus and any supplement, as well as the documents incorporated by reference in the prospectus and any supplement, before making an investment decision.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         STATEMENTS IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING STATEMENTS REGARDING OUR EXPECTATIONS, HOPES, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. FORWARD-LOOKING STATEMENTS INCLUDE OUR PLANS AND OBJECTIVES FOR FUTURE OPERATIONS AND TRENDS AFFECTING OUR BUSINESS. ALL FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO US AS OF THE DATE OF THIS PROSPECTUS, AND WE ASSUME NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO: (I) COMPETITION FROM OTHER MANUFACTURERS AND DISTRIBUTORS OF CONNECTIVITY AND NETWORKING PRODUCTS BOTH NATIONALLY AND INTERNATIONALLY; (II) THE BALANCE OF THE MIX BETWEEN ORIGINAL EQUIPMENT MANUFACTURER SALES (WHICH HAVE COMPARATIVELY LOWER GROSS PROFIT MARGINS WITH LOWER EXPENSES) AND RETAIL SALES (WHICH HAVE COMPARATIVELY HIGHER GROSS PROFIT MARGINS WITH HIGHER EXPENSES) FROM PERIOD TO PERIOD; AND (III) OUR DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING AND ASSEMBLY OF PRODUCTS AND THE ABSENCE OF SUPPLY AGREEMENTS. THESE AND ADDITIONAL FACTORS ARE DISCUSSED HEREIN. THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN INVOLVE AND ARE SUBJECT TO UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE OUR ACTUAL RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS TO DIFFER FROM THE FUTURE RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS EXPRESS OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENT. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. WE UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY FUTURE REVISIONS WE MAY MAKE TO FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement on Form SB-2 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common stock we may offer. Each time we sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described above under the heading "Where You Can Find More Information."

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider in connection with an investment in the common stock. You should read the entire prospectus carefully, including "RISK FACTORS", "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION", the financial statements and the notes to those financial statements.

About Advanced Electronic Support Products, Inc.

         We design, manufacture, market and distribute computer connectivity and networking products nationally and internationally. We currently offer a broad range of products to our customers, including computer cables, connectors, installation products, data sharing devices, and fiber optic cables, as well as a complete selection of networking products, such as networking interface cards, hubs, transceivers, and repeaters for different networking topologies. We contract with various manufacturers to manufacture and assemble our products using designs and manufacturing specifications (including quality control) provided by us. Our products are manufactured from our own designs as well as from standard industry designs. We also assemble a very small percentage of our products at our North Miami facility and at the facility of our subsidiary, Communications Components Company, Inc., or CCCI. Our manufacturers are located primarily in the Far East, allowing us to obtain competitive pricing for our products due to comparatively lower labor costs in the production of our products. We offer our products to a broad range of both original equipment manufacturers, customers and retailers (such as computer superstores and dealers, and mail order customers) in North America, Latin America, Eastern and Western Europe, and Japan. We generally do not offer our products to end users.

Our Mission

         We believe that current industry trends will lead to an increased demand for the use of networking and computer connectivity products designed to maximize and enhance the functionality of computers and create a substantial potential market for our products. Our overriding mission is to design, manufacture and market networking and computer connectivity products which can integrate any computer into any network at any time. Our primary focus is to anticipate technological advancements and consumer preference as far in advance as possible, develop new products and improved features to meet such market demands and transform ideas from concept to market as quickly as possible.

Our History

         In February 1997, we completed our initial public offering and gained the listing of our common stock and warrants on the NASDAQ SmallCap Market. We used the net proceeds of the IPO to repay indebtedness, for product development and design, to increase our inventory to support customer requirements, to increase our sales force, to implement the "ISO 9002" standard, for advertising and marketing, for acquisitions and for working capital. Since the IPO, we have completed five acquisitions:

     o In September, 1997, we acquired the assets of the networking division of Focus Enhancements, Inc. We now sell our networking products under the "Focus Networking" tradename to retail customers, primarily in the United States and Europe;

     o   In November, 1997, we acquired Dataholding AS (now called Jotec/AESP
         AS), a distributor of connectivity and computer products headquartered in Oslo, Norway;

     o In October 1998, we acquired AESP Ukraine, a distributor of our products located in the Ukraine;

     o In March 1999, we completed the acquisition of the net assets of CCCI, which manufactures a line of network connectivity products and systems; and

     o In June, 2000, we acquired the stock of Lanse AS located in Oslo, Norway. Lanse manufactures and distributes networking hardware to the network installation industry in Norway and also holds exclusive rights in Norway for the Telesafe (TM) product line.

         Our principal executive offices are located at 1810 N.E. 144th Street, North Miami, Florida 33181, and our telephone number is (305) 944-7710.

The Offering

Common stock........................           2,000,000 shares of common stock,
                                               par value $0.001 per share

Common stock outstanding as of
  October 27, 2000                             3,681,391 shares(1)

Trading symbol
(NASDAQ SmallCap Market)...........            Common Stock: "AESP"
                                               Warrants: "AESPW"
------------------------

(1) Excludes: (i) an aggregate of 1,547,650 shares of common stock reserved for issuance upon exercise of outstanding options and warrants, (ii) warrants to purchase 920,000 shares of our common stock at $6.90 per share until February 12, 2002, and (iii) warrants issued to the underwriters of our February 1997 initial public offering to purchase 80,000 shares of common stock at an exercise price of $7.80 per share plus 80,000 warrants exercisable through February 13, 2002 at a purchase price of $0.165 per warrant to purchase an additional 80,000 shares of common stock for $6.90 per share.

Summary Consolidated Financial Data

         The following table sets forth our summary financial data. This table does not represent all of our financial information. You should read this information together with our financial statements and the notes to those statements beginning on page F-1 of this prospectus and the information under "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION."

Statement of Operations Data:
----------------------------

                                                                                        Six Months Ended June 30,
                                                             Year Ended December 31,          (unaudited)
                                                           --------------------------  --------------------------
                                                               1999          1998          2000         1999
                                                           ------------  ------------  ------------  ------------
Net Sales                                                   $26,466,271  $21,968,955   $13,819,994    $12,675,137

Income (loss) from operations(1)                                899,346   (3,374,294)      559,711        830,740

Income (loss) before income taxes(1)                            636,280   (4,537,861)      556,808        821,797

Net income (loss)                                               387,477   (4,804,812)      407,672        704,446

Earnings (loss) per share:
         Basic                                                      .12        (2.10)          .12            .22
         Diluted                                                    .10        (2.10)          .11            .21

Weighted average number of shares outstanding:
         Basic                                                3,173,699    2,284,201     3,377,109      3,140,144
         Diluted                                              4,026,798    2,284,201     3,872,981      3,376,831

----------------------------

(1) During 1998, we recorded a pre-tax charge of $2.1 million relating to our Russian inventory and receivables.

Balance Sheet Data:
------------------

                                                               As of
                                    As of                      June 30, 2000
                                    December 31, 1999          (unaudited)
                                    ------------------         -----------------
Working capital                     $ 4,653,422               $ 5,016,777
Total assets                         12,488,166                15,252,122
Long term liabilities                   228,758                   178,738
Total liabilities                     6,581,500                 7,943,068
Shareholders' equity                  5,906,666                 7,309,054

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

         THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING AESP. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

         IN ADDITION, YOU SHOULD CAREFULLY CONSIDER THE INFORMATION INCORPORATED BY REFERENCE, AND INFORMATION THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") FROM TIME TO TIME. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, BUT THE INFORMATION MAY CHANGE AFTER SUCH DATE.

Forward Looking Statements

         The words "may," "will," "expect," "anticipate," "believe," "continue," "estimate," "project," "intend," and similar expressions used in this prospectus are intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. You should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within the forward-looking statements.

We Recently Had an Operating Loss and Sufficient Cash Flow Is Uncertain

         We incurred a net loss of $4,804,812 for the year ended December 31, 1998. Although our net income for the year ended December 31, 1999 and the six months ended June 30, 2000 was approximately $387,000 and $408,000, respectively, we expect our expenses to increase as we seek to further grow our business and as our business expands. We cannot assure you that our revenues will increase as a result of our increased spending. If revenues grow more slowly than anticipated, or if operating expenses exceed expectations, we may be unable to sustain our recent profitability. We believe that operating cash flow generated through existing customers and business activities, current cash and cash equivalents and funds available from our $3.5 million line of credit, will be sufficient to fund operating cash flow needs and capital expenditures over the next twelve months. However, the proceeds of this offering, or other acceptable financing, will likely be required for acquisitions. If we are unable to generate sufficient cash flow from operations or raise capital in sufficient amounts, our business will be materially and adversely affected.

Our Operating Results May Fluctuate

         Our quarterly and annual operating results are impacted by many factors, including the timing of orders and the availability of inventory to meet customer requirements. A large portion of our operating expenses are relatively fixed. Since we typically do not obtain long-term purchase orders or commitments from our customers, we must anticipate the future volume of orders based upon the historic purchasing patterns of our customers and upon our discussions with our customers as to their future requirements. Cancellations, reductions or delays in orders by a large customer or a group of customers could have a material adverse impact on our business, financial condition and results of operations.

We May Not Be Profitable in the Future or Pay Dividends

         We can make no assurances that our future operations will be profitable. Should our operations be profitable, it is likely that we would retain our earnings in order to finance future growth and expansion. Therefore, we do not presently intend to declare or pay cash dividends, and it is not likely that any dividends will be paid in the foreseeable future.

Our Industry Experiences Rapid Technological Change

         In general, the computer industry is characterized by rapidly changing technology. We must continuously update our existing products to keep them current with changing technology and must develop new products to take advantage of new technologies that could render existing products obsolete. These products must be compatible with the computers and other products with which they are used. Our future prospects are dependent in part on our ability to develop new products that address new technologies and achieve market acceptance. We may not be successful in these efforts. If we were unable, due to resource constraints or technological or other reasons, to develop and introduce such products in a timely manner, this inability could have a material adverse effect on our results of operations. In addition, due to the uncertainties associated with the evolving markets which we address, we may not be able to respond effectively to product demands, fluctuations, or to changing technologies or customer requirements and specifications.

The Computer Industry Is Cyclical

         The computer industry has been affected historically by general economic downturns, which have had an adverse economic effect upon manufacturers, distributors and retailers of computers and computer-related products. General economic downturns have traditionally had adverse effects upon the computer-related industry due to the restrictions on expenses for products of this industry during recessionary periods. We may not be able to predict or respond to such cycles within the industry.

         The networking and computer connectivity industry is also characterized by inevitable price erosion across the life cycle of products and technologies. To maintain our profitability in the face of constantly shrinking gross margins, our strategy is to seek out low cost producers without sacrificing quality and to seek to develop and maintain efficient internal operations allowing us to control our internal costs and expenses.

         While the market for networking and computer connectivity hardware is one of the fastest growing segments of the technology industry, the technology industry has historically experienced cyclical downturns. Any such downturns, unexpected changes in technology or shifts in the distribution channel for networking and computer connectivity equipment could have a materially adverse effect on us.

We Are Dependent on Third Parties for Manufacturing and Assembly; There Are No Supply Agreements

         We are dependent on a number of manufacturers, both domestic and foreign, for the manufacture and assembly of our products pursuant to our design specifications. Although we purchase our products from several different manufacturers, we often rely on an individual manufacturer to produce a particular line of products. Although we have several different product lines, and despite our efforts to minimize such reliance by having other manufacturers available should the need arise, these manufacturers are currently not bound by contract other than by individual purchase orders to supply us with these products. The loss of one or more manufacturers of original equipment manufacturer products may have a material adverse impact on our business. While most of the connectivity products sold by us are available from multiple sources, we may not be able to replace lost manufacturers of connectivity products with others offering products of the same quality, with timely delivery and/or similar terms.

         For the production of each specific type of product, we usually maintain an on-going relationship with several suppliers to insure against the possibility of problems with one supplier adversely impacting our business. For the production of original manufacturer products, we usually use a single supplier for each product, with other factories providing competitive price quotes and being available to supply the same product if a primary supplier fails to produce for reasons outside our control. However, we may not be able to easily replace a sole source of supply if required. In an effort to produce defect-free products and maintain good working relationships with our suppliers, we keep in contact with our suppliers, regularly inspecting the manufacturing facilities of the suppliers and implementing quality assurance programs in the supplier's factories.

         Over the last five years, we have progressively expanded our supplier base. Presently, we work with approximately 40 suppliers. We have one supplier (located in China), which supplied 11.0% of our purchases during 1999. No other source of supply accounted for more than 10 percent of our purchases during 1999. We do not enter into supply or requirements contracts with our suppliers. We believe that purchase orders, as opposed to supply or requirement agreements, provide us with more flexibility in responding quickly to customer demand. Nevertheless, the loss of one or more of our suppliers could have an adverse impact on us.

We Utilize Foreign Suppliers and Manufacturers

         Most of the components we utilize in the manufacture and assembly of our products are obtained from foreign countries and a majority of our products are manufactured or assembled in foreign countries, such as the United Kingdom, China and Taiwan. The risks of doing business with companies in these areas include potential adverse changes in the diplomatic relations of foreign countries with the United States, changes in the relative purchasing power of the United States dollar, hostility from local populations, changes in exchange controls and the instability of foreign governments, increases in tariffs or duties, changes in China's or other countries' most favored nation trading status, changes in trade treaties, strikes in air or sea transportation, and possible future United States legislation with respect to import quotas on products from foreign countries and anti-dumping legislation, any of which could result in delays in manufacturing, assembly and shipment and our inability to obtain supplies and finished products. Alternative sources of supply, manufacture or assembly may be more expensive. We utilize the services of an unaffiliated trading company in Taiwan which assists us in working with our suppliers in the Far East. Although we have not encountered significant difficulties in our transactions with foreign suppliers and manufacturers in the past, we may encounter such difficulties in the future.

There May Be Fluctuation in Exchange Rates Which Could Affect Our Prices

         The majority of our suppliers of components, manufacturers, and assemblers are foreign, and although all price quotations and payments with those entities are made in U.S. dollars, fluctuations in exchange rates could alter the price charged by these foreign suppliers, manufacturers and assemblers, and depending on the level of such exchange rate fluctuations, such price fluctuations could adversely affect our performance. Although the majority of our sales are made to customers in the United States and Europe, and although all price quotations and payments from customers are made in U.S. dollars, the same risks of adverse exchange rate fluctuations which are present with suppliers, manufacturers and assemblers (as set forth above) are also present in transactions with customers. We do not have a formal exchange risk management program nor do we engage in hedging activities with respect to exchange rate fluctuations because all price quotations and payments are made in U.S. dollars, which we believe helps reduce but does not eliminate the risk attendant to fluctuations in exchange rates.

We Are Dependent on Third Parties for Distribution

         Substantially all of our revenues are derived from the sale of our products through third parties. Domestically, our products are sold to end users primarily through original equipment manufacturer customers, wholesale distributors, value added resellers, mail order companies, computer superstores and dealers. Internationally, our products are sold through wholesale distributors and mail order companies, dealers, value added resellers, as well as to original equipment manufacturer customers. Accordingly, we are dependent on the continued viability and financial stability of our resellers. Our resellers often offer products of several different companies, including, in many cases, products that are competitive with our products. Our resellers may discontinue purchasing our products or providing our products with adequate levels of support. The loss of, or a significant reduction in sales volume to, a significant number of our resellers could have a material adverse effect on our results of operations.

We Are Dependent on Significant Customers

         No customer accounted for more than 10 percent of our net sales for the years ended 1999 and 1998 and for the six months ended June 30, 2000. Our top 10 customers accounted for approximately 31%, 32% and 35%, respectively, of our net sales for the years ended December 31, 1998 and 1999 and for the six months ended June 30, 2000. The loss of one or more significant customers could have a material adverse effect on our business and results of operations.

We Maintain Significant Inventory

         Although we monitor our inventory on a regular basis, we need to maintain a significant inventory in order to ensure prompt response to orders and to avoid backlogs. We may need to hold such inventory over long periods of time and the capital necessary to hold such inventory restricts the funds available for other corporate purposes. Holding inventory over long periods of time increases the risk of inventory obsolescence. A significant amount of obsolete inventory could have a material adverse effect on our business and our results of operations.

We Compete with Many Companies

         We compete with many companies that manufacture, distribute and sell computer connectivity and networking products. While these companies are largely fragmented throughout different sectors of the computer connectivity industry, a number of these companies have greater assets and possess greater financial and personnel resources than we do. Some of these competitors also carry product lines which we do not carry and provide services which we do not provide. Competitive pressure from these companies may materially adversely affect our business and financial condition in the future. In the event that more competitors begin to carry products which we carry and price competition with respect to our products significantly increases, competitive pressures could force us to reduce the prices of our products, which would result in reduced profit margins. Prolonged price competition would have a material adverse effect on our operating results and financial condition. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could have a material adverse effect on our results of operations. We may not be able to compete successfully in the future.

Our Growth Strategy Includes Future Acquisitions: We May Not Be Able to Complete Any Acquisitions on Suitable Terms

         One element of our growth strategy involves growth through the acquisition of other companies, assets and/or product lines that would complement or expand our business. We are seeking companies which market to the networking, telecommunications, cable audio/video and computer industries. We believe that acquisitions, mergers, asset purchases or other strategic alliances in these categories should enable us to achieve operating leverage on our existing resource base. Our ability to expand by acquisition has been, and will continue to be limited by the availability of suitable acquisition candidates, in both the United States and internationally, and by our financial condition and the price of our common stock. Our ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable acquisition candidates and capital, and by restrictions contained in our credit agreement, which restrictions include maintaining certain minimum ratios of assets versus liabilities and not permitting any indebtedness, guarantees or liens which would materially affect our ability to repay our loan to the bank. In addition, acquisitions involve risks that could adversely affect our operating results, including the assimilation of the operations and personnel of acquired companies, the possible amortization of acquired intangible assets and the potential loss of key employees of acquired companies. We may not be able to complete any acquisitions on suitable terms. No material commitments or binding agreements have been entered into to date and we may not complete any acquisitions. Other than as required by our Articles of Incorporation, By-Laws, and applicable law, our shareholders generally will not be entitled to vote upon such acquisitions.

Our Credit Facility Imposes Restrictions

         We have a $3,500,000 credit facility with a financial institution. The agreement governing the line of credit contains covenants that impose limitations on us, limits our borrowings based upon a borrowing base formula tied to the value of our accounts receivable and inventory from time to time, and requires us to be in compliance with certain financial covenants. If we fail to make required payments, or if we fail to comply with the various covenants contained in our agreement, the lender may be able to accelerate the maturity of such indebtedness. As of December 31, 1999, and June 30, 2000, we were not in compliance with the required financial covenants in our credit facility. We received waivers of these non-monetary defaults. Our U.S. receivables, inventory and other assets are pledged to the lender to secure our revolving line of credit. We may use the credit facility along with any potential proceeds from the offering of the shares for, among other purposes, acquisitions of other companies and/or inventories assisting in our potential growth. However, no binding agreements have been entered into. To the extent that there is an increase in interest rates, or present borrowing arrangements are no longer available, our future growth could be adversely impacted.

We Rely on Executive Officers and Key Employees

         Our continued success is dependent to a significant degree upon the services of Slav Stein and Roman Briskin and upon our ability to attract and retain qualified personnel experienced in the various phases of our business. Our ability to operate successfully could be jeopardized if one or more of our executive officers were unavailable and capable successors were not found.

Our Principal Shareholders May Control Us Through the Election of the Entire Board of Directors

         Assuming no exercise of the warrants or other outstanding warrants and options, Messrs. Stein and Briskin own 1,612,014 shares of our common stock, representing approximately 43.8% of our outstanding common stock. Since our Articles of Incorporation and Bylaws do not provide for cumulative voting, as a result of their ownership of these securities, Messrs. Stein and Briskin are effectively able to control us through the election of our entire Board of Directors.

Our Stock May Be Subject to Great Price Volatility

         The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile and could be subject to wide fluctuations. In addition, the stock market generally, and technology-related securities in particular, may experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. Such fluctuations, and general economic and market conditions, may adversely affect the market price of the common stock.

Anti-takeover Provisions May Discourage Certain Transactions

         Our Articles of Incorporation and Bylaws contain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control of us. In addition, our Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the preferences, rights and limitations of any such series without stockholder approval. In addition, our executive officers (Messrs. Stein and Briskin) have provisions in their employment agreements requiring us to pay each $750,000 in the event of a change in control of our company. Furthermore, such payments which exceed a certain level of compensation may not be deductible by us for federal corporate income tax purposes. The ability to issue preferred stock and the change in control payments could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of our company, or otherwise could adversely affect the market price of our common stock.

                                 USE OF PROCEEDS

         This prospectus covers shares of common stock that may be issued from time to time in the future on the completion of certain transactions in which investors purchase shares of our common stock. The specific use of proceeds to be received in any future purchase of our common stock will be set forth in a supplement to this prospectus relating to such purchase by investors.

         It is expected that the terms of such transactions involving the issuance of the shares of common stock issued hereby will be determined at the time we determine to make an offer to investors who wish to purchase our common stock, and that the shares of common stock offered hereby will be valued at prices negotiated with such investors, which may be at a discount to the market price of our common stock. No underwriting discounts or commissions will be paid, although finder's or agent's fees may be paid. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, and any profit on the resale of shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                          MARKET PRICES OF COMMON STOCK

         Our common stock and warrants have been quoted in the Nasdaq SmallCap Market under the symbols AESP and AESPW, respectively, since February 12, 1997. The following table sets forth the high and low bid prices for the common stock as reported by the Nasdaq SmallCap Market for the periods indicated.

                                                     Common Stock               Warrants
                                                     ------------------         ---------------
                                                     High         Low           High      Low
                                                     ------       -----         ------    -----
Fiscal Year 1999
         1st Quarter                                 2 11/16      1 5/16          9/32     1/16
         2nd Quarter                                 2 5/8        1 17/32        11/32     1/16
         3rd Quarter                                 3 7/16       2 1/16          7/16     5/32
         4th Quarter                                 2 5/8        1 17/32         3/8      1/16
Fiscal Year 2000
         1st Quarter                                 8 3/8        1 3/4         2 7/8      9/32
         2nd Quarter                                 3 1/4        1 3/4         1         11/32
         3rd Quarter                                 3 5/8        1 13/16         7/8      1/4
         4th Quarter (through October 27, 2000)      2 3/8        1 21/32         3/8      1/8

         As of October 27, 2000, the Company believes that there were approximately 1,600 beneficial holders of its common stock.

                                 DIVIDEND POLICY

         We have not paid any dividends during the last two fiscal years and we do not intend to pay any cash dividends on common stock for the foreseeable future. We intend to reinvest our earnings, if any, in the growth and expansion of our business. Other than limitations on our borrowing based upon a borrowing base formula and other limitations imposed upon us by our credit facility, there are no restrictions that limit our ability to pay dividends or that are likely to do so in the future.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2000. The table should be read in conjunction with the Financial Statements and the notes thereto included elsewhere in this prospectus.

                                                                   June 30, 2000
                                                                   ------------
                                                                   (unaudited)
Debt:
     Note Payable - line of credit and current portion of
     long term debt                                                $ 2,495,378
     Long term debt                                                    178,738
                                                                   -----------
                                                                     2,674,116
                                                                   -----------
Shareholders' equity
     Preferred stock, $.001 par value; 1,000,000 shares
     authorized; none issued                                                --
     Common stock, $.001 par value; 20,000,000 shares
     authorized; issued:  3,691,391 shares at June 30, 2000              3,691
     Paid-in capital                                                10,655,224
     Deficit                                                        (2,774,250)
     Cumulative foreign currency translation adjustment               (575,611)
                                                                   -----------
Total shareholders' equity                                           7,309,054
                                                                   -----------
Total Capitalization                                               $ 9,983,170
                                                                   ===========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

Results of Operations

     Year Ended December 31, 1999 Compared to December 31, 1998

         For the year ended December 31, 1999, we had net sales of $26.5 million, an increase of $4.5 million, or 20.5% over net sales of $22.0 million for the year ended December 31, 1998. The increase in sales primarily resulted from increases in domestic sales for both original equipment manufacturer and retail products. Original equipment manufacturer sales were up $1.5 million or 61.1%, for the 1999 fiscal year compared to the 1998 fiscal year. Similarly, domestic networking sales increased by $0.9 million, or 14.2%, for 1999 compared to 1998. Our 1999 sales also benefited from sales by CCCI of $1.0 million. International sales increased $1.8 million, or 18.7%, from 1998 to 1999. Sales during 1999 and 1998 to our Russian distributor aggregated 9.4% and 9.2%, respectively, of net sales. Sales by the Company's Ukrainian operation were $1.3 million for 1999, compared to $200,000 for 1998. This business was acquired by the Company in October 1998 and therefore 1998 sales only included two months of operations.

         Our gross profit margin was 38.4% for the year ended December 31, 1999, compared to 37.9% for 1998. The primary reason for this change was the increase in domestic retail sales and international networking sales from period to period, partially offset by an increase in OEM sales. As we have previously stated, the mix of original equipment manufacturer and networking business in any particular period will impact (positively or negatively) the gross profit margin in that particular period. Generally, original equipment manufacturer business generates a lower margin than our networking or international business, but has considerably less overhead corresponding to the sale. The gross profit margin for 1998 was also negatively impacted by write-offs of approximately $659,000 of inventory which was custom made for the Company's Russian distributor. The gross profit margin was positively impacted during 1999 by sales of a substantial portion of this inventory to the Company's Russian distributor. The Company believes that this inventory was sold for less than its original cost.

         Selling, general, and administrative (SG&A) expenses decreased $2.4 million, or 20.8%, for 1999 compared to 1998. SG&A for 1998 included a one time write-off of $1.4 million of Russian receivables and $.5 million of receivables from the Company's Ukrainian distributor prior to the acquisition of such distributor in October 1998. No such write-off occurred in 1999. As a percentage of net sales, SG&A for the twelve months ended December 31, 1999 was 35.0%. Comparatively, selling, general, and administrative expenses for 1998 was 53.2% (44.6% without the write-offs).

         As a result of the aforementioned factors, income from operations for 1999 was $900,000, compared to a loss of $3.4 million for 1998. The Company had a loss from operations during the fourth quarter of 1999 of $244,000.

         Interest expense (other than on shareholders' convertible notes) increased by $39,000 from period to period. Exchange rates losses were $131,000 for 1999, compared with $143,000 exchange rate gain in 1998. Taxes for 1998 benefited from net operating loss carry backs arising as a result of our 1998 losses.

         Diluted earnings per share for the 1999 fiscal year were $0.10 per share, compared to a loss of $2.10 per diluted share for the 1998 fiscal year. Weighted average diluted shares outstanding were 4,026,796 for 1999, compared to 2,284,201 for 1998. Weighted average shares outstanding for 1999 compared to 1998 includes the 799,514 shares issued at December 31, 1998 in connection with the conversion of outstanding shareholders' convertible notes. See Note 11 of Notes to Consolidated Financial Statements.

     Six months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

For the six months ended June 30, 2000, we achieved net sales of $13.8 million, an increase of $1.1 million or 8.7% over net sales of $12.7 million for the six months ended June 30, 1999. Contributing to the overall increase in sales were increases in domestic OEM sales, which were up 38.1% to $2.9 million for the first six months of 2000, from

$2.1 million for the first six months of 1999. Similarly, networking sales increased by 11.8% to $3.8 million for the six months of 2000, from $3.4 million for the six months of 1999.

         International sales decreased 3% to $6.9 million for the six months ended June 30, 2000, compared to $7.1 million for the six months ended June 30, 1999. The decline in international sales were due to the decline in the value of European currencies compared to the U.S. dollar. In addition, we benefited from one month's sales by Lanse AS, which was acquired on May 31, 2000.

         Our gross profit margin was 39.1% for the six months ended June 30 2000, compared to 43.3% for the six months ended June 30, 1999. The primary reasons were a decline in gross margins overseas as a result of currency exchange fluctuations from period to period and the impact of amount of domestic OEM business during both periods, both in terms of absolute dollars and in terms of percentage of total sales. As we have previously reported, OEM business produces lower gross margins than either retail or international business. However, internal costs and overhead, as reflected in its SG&A expenses, are proportionately lower in OEM sales which offsets the intrinsically lower gross margin. Thus, the mix from period to period of OEM sales versus networking sales has an impact on the gross profit margin for any particular period.

         SG&A expenses increased by $185,000, or 3.9%, to $4.8 million for the six months ended June 30, 2000, from $4.7 million for the six months ended June 30, 1999. SG&A expenses as a percentage of sales for the six months ended June 30, 2000 was 35.1%, compared to 36.8%, for the six months ended June 30, 1999. These decreases reflect continued efforts on our part to control our costs and expenses, particularly marketing expenses, and the impact of economies of scale.

         As a result of the aforementioned factors, income from operations for the first six months of 2000 was $560,000, a decrease of 32.6% over income from operations of $831,000 for the first six months of 1999.

         Interest expense for the six months ended June 30, 2000 was $112,000, compared to $111,000 for the first six months of 1999 due to lower borrowings offset, in part, by interests payments at higher interest rates from period to period.

         Amortization of goodwill was $74,000 for the six months ended June 30, 2000, an increase of 8.8% over amortization of $68,000 for the six months ended June 30, 1999. This increase is primarily attributable to amortization charges arising as a result of our acquisition of CCCI at the end of March 1999. Amortization is expected to increase in future periods due to the amortization of goodwill associated with the Lanse acquisition.

         Other income for the 2000 six month period primarily benefited from the substantial changes in currency exchange rates at June 2000 compared to exchange rates at December 31, 1999. Taxes for both 2000 and 1999 benefited from net operating loss carryforwards and carrybacks.

         As a result of the foregoing factors, we had net income of $408,000 for the six months ended June 30, 2000, a decrease of 42% over net income of $704,000 for the six months ended June 30, 1999.

         Primary earnings per share were $.12 for the six months ended June 30, 2000, compared to primary earnings per share of $.22 for the six months ended June 30, 1999. Fully diluted earnings per share were $.11 for the first six months of 2000, compared to fully diluted earnings per share of $.21 for the first six months of 1999. Earnings per share for 2000 were adversely impacted (compared to 1999) by an increase in weighted average shares outstanding from period to period. The increase primarily resulted from the issuance of 163,300 shares of our common stock upon exercise of stock options and our issuance in May 2000 of an additional 294,170 shares of our common stock in connection with our acquisition of Lanse AS.

Financial Condition, Liquidity and Capital Resources

         Historically, we have financed our operations primarily with cash flow from operations and with borrowings under our available lines of credit.

         At June 30, 2000, our working capital was $5.0 million, an increase of 7.8% over working capital of $4.7 million as of December 31, 1999. The principal causes of the increase were increases of approximately $700,000 in accounts receivables (22.4%), and approximately $1.3 million (22.1%) in inventories, offset in part by approximately $1.7 million (69.7%) in accounts payable. At June 30, 2000, cash had decreased approximately $50,000, or 3.1%, as our net income was applied to the aforementioned increases in current assets offset by increases in accounts payable and proceeds from sale of stock upon the exercise of options. The aforementioned increases are in part due to the acquisition of Lanse and thus the inclusion of their current assets and liabilities.

         For the six months ended June 30, 2000, $23,000 of cash was used in operations. Net income of approximately $408,000 was applied to the aforementioned increase in accounts receivables and inventories offset by increases in accounts payable. Net cash used in investing activities was $233,000, as there was repayment of related party loans applied partially to an increase in property and equipment. Cash of $207,000 was generated in financing activities which was used for payments on borrowings and for the Lanse acquisition. As a result of the foregoing, our cash position decreased $50,000 between December 31, 1999 and June 30, 2000. That decrease, combined with a decrease of $45,000 attributable to the effects of exchange rate changes on cash, produced an overall decrease in cash of $95,000.

         Intangible assets increased by $975,000 or 107.4%, reflecting additional goodwill related to the acquisition of Lanse in May 2000.

         In September 2000, we obtained a renewal of our $3.5 million line of credit from a financial institution. Borrowings available under the line of credit, which matures on September 23, 2001, bear interest at the rate of prime plus one-quarter (.25) percent. Borrowings under the line of credit are based on specific percentages of our receivables and inventories. The line of credit is secured by a lien on our U.S. assets, including our accounts receivable and inventories. The line of credit is also guaranteed by our principal stockholders, who have pledged the shares of the our common stock which they own to secure their respective guarantees. Under the terms of the loan agreement, we are required to comply with certain affirmative and negative covenants and to maintain certain financial benchmarks and ratios during future periods. As of June 30, 2000, we were in compliance with all of the aforementioned benchmarks and ratios except for the tangible net worth requirement. Due to the Lanse acquisition, the amount of goodwill recorded caused us to be $74,000 or 1% under our tangible net worth requirement. A waiver has been granted with respect to our non-compliance with this requirement. As of June 30, 2000, $2,271,000 was outstanding under the credit line and $647,000 was available for borrowing under the line of credit, based on applicable borrowing base formulas.

         We believe that our internally generated cash flow from operations, combined with borrowings available under our line of credit, will be sufficient to fund our operations over the next twelve months.

         We do not believe that inflation has had a material effect on our financial condition or operating results for the last several years, as we have historically been able to pass along increased costs in the form of adjustments to the prices we charge to our customers.

                             DESCRIPTION OF BUSINESS

General

         We design, manufacture, market and distribute computer connectivity and networking products nationally and internationally. We currently offer a broad range of products to our customers, including computer cables, connectors, installation products, data sharing devices, and fiber optic cables, as well as a complete selection of networking products, such as networking interface cards, hubs, transceivers, and repeaters for different networking topologies. We contract with various manufacturers to manufacture and assemble our products using designs and manufacturing specifications (including quality control) provided by us. Our products are manufactured from our own designs as well as from standard industry designs. We also assemble a very small percentage of our products at our North Miami facility and at our Communications Components Company, Inc., or CCCI, facility. Our manufacturers are located primarily in the Far East, allowing us to obtain competitive pricing for our products due to comparatively lower labor costs in the production of our products. We offer our products to a broad range of both original equipment manufacturers customers and retailers (such as computer superstores and dealers, and mail order customers) in North America, Latin America, Eastern and Western Europe, and Japan. We generally do not offer our products to end users.

History of the Company

         Advanced Electronic Support Products, Inc. is a Florida corporation incorporated in 1983. Our headquarters are located in North Miami, Florida and we have warehouse facilities in North Miami. Through AESP Computerzubehor GmbH, a German company and Advanced Electronic Supports Products Computertillbehor i Sweden Aktiebolag, a Swedish company, we established sales offices and warehouses in Germany and Sweden in 1987 and 1988, respectively.

         Until 1990, we primarily offered connectivity products for use with Apple computers. In 1991, we expanded our product base to include PC connectivity and general networking products. Since 1993, we have experienced significant sales growth in the United States, and, through AESP Germany and AESP Sweden, significant sales growth in Europe. In 1995, we began warehousing products in Germany to accommodate our growing product line and to better service our expanding base of European customers, including those in Eastern Europe.

         In February 1997, we completed our initial public offering and gained the listing of our common stock on the NASDAQ SmallCap Market. We used the net proceeds of the IPO to repay indebtedness, for product development and design, to increase our inventory to support customer requirements, to increase our sales force, to implement the "ISO 9002" standard, for advertising and marketing, for acquisitions and for working capital. Since the IPO, we have completed five acquisitions.

     o In September, 1997, we acquired the assets of the networking division of Focus Enhancements, Inc. We now sell our networking products under the "Focus Networking" tradename to retail customers, primarily in the United States and Europe.

     o   In November, 1997, we acquired Dataholding AS (now called Jotec/AESP
         AS), a distributor of connectivity and computer products headquartered in Oslo, Norway.

     o During October 1998, we acquired AESP Ukraine, a distributor of our products located in the Ukraine.

     o In March 1999, acquired the assets of Communications Components Company, Inc. (CCCI), which manufactures a line of network connectivity products and systems.

     o On May 31, 2000, we acquired Lanse AS located in Oslo, Norway. Lanse manufactures and distributes networking hardware to the network installation industry in Norway and also holds exclusive rights in Norway for the Telesafe (TM) product line of passive networking products.

Networking and Computer Connectivity Industry Overview

         Information is proliferating worldwide, and demand for that information, by businesses, governments, universities and individuals, is likewise exploding, driven primarily by the exponential increase in use of the Internet for communications, information gathering and electronic commerce. Furthermore, as business becomes more complex and geographically diverse, the demand for information on which to base decision making, delivered to the "transaction point", wherever in the world that point might be, has fueled the proliferation of networks and computer connectivity systems.

         These trends have created an ever-increasing demand for bandwidth, to accommodate both the Internet and network traffic. However, the growth and technological advancement of the hardware backbone for networking and computer connectivity has simply not kept pace with that demand. The worldwide struggle to bring networking and computer connectivity hardware up to the level of demand represents a business opportunity for us, and our strategic objective is to become a leading manufacturer in the networking and computer connectivity equipment industry.

         The networking and computer connectivity market consists of two wholesale categories: manufacturers of computers and peripherals and distributors; and three retail categories, including retail stores, catalog companies and, most recently, web-based selling organizations. Our strategy is to market our products to all five of these potential customer groups.

         Manufacturers and distributors of networking and computer connectivity products range in size from channel dominant companies with annual sales of over $1 billion to independent or specialized distributors with annual sales of $1-3 million. Small distributors predominate the channel, reflecting both the specialized nature of technology and the variety of original equipment manufacturers and end-user customers for connectivity hardware.

         The networking and computer connectivity industry is characterized by rapid technological change. To maintain and enhance its competitive position, we must adapt to technological change, constantly upgrade and expand our product line, and eliminate obsolete products within that line. Thus, purchasing and inventory management are important determinants of our operating success.

         The networking and computer connectivity industry is also characterized by inevitable price erosion across the life cycle of products and technologies. To maintain our profitability in the face of constantly shrinking gross margins, our strategy is to seek out low cost producers without sacrificing quality and to seek to develop and maintain efficient internal operations allowing us to control our internal costs and expenses.

         While the market for networking and computer connectivity hardware is one of the fastest growing segments of the technology industry, the technology industry has historically experienced cyclical downturns. Any such downturns, unexpected changes in technology or shifts in the distribution channel for networking and computer connectivity equipment could have a materially adverse effect on us.

Products and Services

         Our product line consists of two categories: networking and computer connectivity products.

         Networking products are products which connect a computer to another computer, a network server, the Internet, the public switched telephone network or another enterprise. Networking products are divided into two sub-categories: active and passive. Active networking products include interface cards, transceivers, hubs, routers and repeaters. Passive networking products include patch panels, patch cables and wall plates.

         Connectivity products are products which connect a computer to peripheral equipment, such as printers, external storage devices, scanners, facsimiles or communications devices. Connectivity products include cables, plugs and interface devices. Within the computer industry, the trend in connectivity equipment is toward the development of so-called universal interfaces, using USB, Firewire and SCSI standards. These universal interfaces allow many different devices, such as monitors, keyboards, printers and modems, to be connected using one universal interface per connection. Universal interfaces have the potential to replace a number of connectivity products currently marketed by us. However, we believe that future sales of universal interfaces have the potential to be equal to or greater than sales of the connectivity devices replaced by such interfaces.

         We are constantly expanding and changing our product line within the aforementioned categories to expand the total number of products we can offer customers, to attract new customers, to penetrate new geographic and vertical markets and to increase gross sales. By expanding our product line to include products for different voltages, frequencies and connection configurations, and warehousing these products near potential customers, we have successfully expanded our sales activities into a number of Western and Eastern European countries.

         In order to provide assistance to our customers and to be competitive with other companies in our industry, we offer our customers several services. These services include: price protection (where the customer is entitled to receive a lower price if we publish a lower price to a situated customer for the same product on its next semiannual pricing list); enhanced packaging; custom packaging; technical and design support (where the customer receives advice from us on which product or design specification is appropriate for a particular situation); assembly support (where customers rely on us to assemble the component parts the customer traditionally had done itself); training (where the customer receives training from us on the different capabilities and applications of our products); merchandising/display programs and quality control.

Manufacturing and Suppliers

         All our products have been manufactured to our specifications. Those specifications are derived either from specifications provided to us by our original equipment manufacturer customers or from industry standard specifications. Products we sell to our original equipment manufacturer customers are typically manufactured to the customer's unique specifications. Products we sell to our networking and connectivity customers are typically manufactured to industry standard specifications.

         We contract with manufacturers using two methodologies. Under the first methodology, typically used for the manufacture of custom designed products, we contract with a primary manufacturer (a/k/a an "assembler") and then direct that manufacturer to various component manufacturers with whom we also have contracted. The component manufacturers then supply components to the assembler, who is responsible for final manufacturing of the finished product. The value of this methodology to the manufacturing of custom designed products is that we can enforce our specifications at every step of the component manufacturing and final assembly process. Under the second methodology, typically used for the manufacture of industry standard specification products, we contract only with the primary manufacturer, which makes its own arrangements with component suppliers. We enforce our specifications on the primary manufacturer, which is responsible for the enforcement of our specifications on the component suppliers with whom it has contracted.

         Due to the high volume and labor intensive nature of manufacturing computer connectivity products, most of the products we sell are manufactured outside the United States in such countries as Taiwan, the Peoples' Republic of China and Hong Kong. We utilize the services of an unaffiliated trading company in Taiwan which assists us in working with our suppliers in the Far East. We also assemble a small percentage of our products at our North Miami, Florida facility. Additionally, as a result of our recent acquisition of CCCI, we now manufacture connectivity products at its Broomall, Pennsylvania manufacturing facility.

         For the production of each specific type of product, we usually maintain an on-going relationship with several suppliers to insure against the possibility of problems with one supplier adversely impacting our business. For the production of original manufacturer products, we usually use a single supplier for each product, with other factories providing competitive price quotes and being available to supply the same product if a primary supplier fails to produce for reasons outside our control. However, we may not be able to easily replace a sole source of supply if required. In an effort to produce defect-free products and maintain good working relationships with our suppliers, we keep in contact with our suppliers, regularly inspecting the manufacturing facilities of the suppliers and implementing quality assurance programs in the supplier's factories.

         Over the last five years, we have progressively expanded our supplier base. Presently, we work with approximately 40 suppliers. We have one supplier (located in China), which supplied 11.0% of our purchases during 1999. No other source of supply accounted for more than 10 percent of our purchases during 1999. We do not enter into supply or requirements contracts with our suppliers. We believe that purchase orders, as opposed to supply or requirement agreements, provide with more flexibility in responding quickly to customer demand. Nevertheless, the loss of one or more of our suppliers could have an adverse impact on us.

Quality Control

         Our goal is to provide our customers with defect-free products. Working with our primary manufacturers and often with the manufacturers of the component parts, we have instituted quality control measures at five stages throughout the manufacturing process. At the first stage, we work with our primary manufacturers to institute a general quality control check upon the entry of the various component parts into the primary manufacturers' factory (a.k.a. the incoming inspection). At the second stage, the primary manufacturer checks to ensure that the contacts which are being fitted with connectors function properly. The third and fourth stages of quality control occur after each molding process, with the final product being subject to quality control upon shipment to us. The fifth and final stage of quality control occurs at one of our distribution warehouses (North Miami, Ukraine, Germany, Sweden and Norway). At this final stage of quality control, we test a certain percentage of each shipment of the products we receive to ensure the products meet our quality standards.

         In 1998, we were certified as being in compliance with the "ISO 9002" standard. The ISO 9002 standard is an international manufacturing standard which is becoming more prevalent across numerous industries. Almost all of our current suppliers are either ISO 9002 compliant or in the process of implementing ISO 9002 procedures.

Customer Base

         Our customer base is divided into two categories: original equipment manufacturers and resale customers. Original equipment manufacturer customers are generally manufacturers of computer-related audio-video equipment which use our products as part of their finished products. Resale customers are local and regional resellers, value-added resellers and distributors, educational institutions and catalog houses. Catalog houses constitute a large share of our U.S. retail sales. The resale mass merchandising market also represents a significant growth area for us. We do not sell our products directly to end-users.

         Substantially all of our revenues are derived from the sale of our products through third parties. Domestically, our products are sold to end users primarily through original equipment manufacturer customers, wholesale distributors, value added resellers, mail order companies, computer superstores and dealers. In Europe, our products are sold through wholesale distributors and mail order companies, dealers, value added resellers and web-based distributors. Accordingly, we are dependent on the continued viability and financial stability of our resale customers. Our resale customers often offer products of several different companies, including, in many cases, products that are competitive with our products. Our resale customers may not continue to purchase our products or provide us with adequate levels of support. The loss of, or a significant reduction in sales volume to, a significant number of our resale customers could have a material adverse effect on our results of operations.

         Sales to our exclusive distributor in Russia, AESP-Russia, amounted to 9.2% of our net sales for 1998 and 9.4% of our net sales for 1999. However, in August 1998, due to deteriorating economic conditions in Russia, AESP-Russia experienced a cessation of business volume. As a consequence, we elected, during our third fiscal quarter of 1998, to take a one-time charge of approximately $2.1 million, representing the write-off of inventory and accounts receivable relating to AESP-Russia. We are currently selling products to our Russian distributor on a paid-in-advance basis. In addition, during 1999, we recovered approximately $200,000 of the accounts receivable due from our Russian distributor which were written off during 1998.

         Our top 10 customers accounted for approximately 31%, 32% and 35%, respectively of our net sales for the years ended December 31, 1998 and 1999, and for the first quarter of 2000. No one customer accounted for more than 10% of net sales in 1998, 1999 or for the second quarter of 2000.

         We believe that due to the vagaries of the computer industry, it is likely that some customers who are significant customers in one period may become insignificant customers in future periods. The reduction in net sales attributable to our top ten customers from period to period reflects our attempts to diversify our customer base and reduce our dependence on any one set of customers. However, the loss of one or more significant customers could have a material adverse impact on our business and results of operations.

Marketing and Sales

         Our marketing and sales efforts are directed by our Sales and Marketing Department. The Marketing Department is responsible for, among other things, publishing our catalogs for each product line as well as the general company catalog, assisting our sales group in preparing for sales shows, advertising our products in industry publications, working with mail-order catalogs to prepare advertising space in such catalogs, and providing designs for packaging our products. The Sales Department is responsible for, among other things, contacting potential customers with information and prices for our products, following leads from trade shows, providing customer support and visiting customers on a regular basis. The Marketing Department is responsible for worldwide marketing while the Sales Department is divided in responsibility by geographic location.

         Original equipment manufacturer sales are handled by salespersons located in our headquarters in North Miami, Florida. All original equipment manufacturer customers receive their shipments from our North Miami warehouse. Networking and connectivity sales are generally handled from our headquarters in North Miami, Florida, from CCCI's facilities in Broomall, Pennsylvania, and from the German, Swedish, Ukrainian and Norwegian offices and warehouses.

Competition

         We compete with many companies that manufacture, distribute and sell computer connectivity and networking products. While these companies are largely fragmented throughout different sectors of the computer connectivity industry, a number of these companies have greater assets and possess greater financial and personnel resources than ours. Some of these competitors also carry product lines which we do not carry and provide services which we do not provide. Competitive pressure from these companies may materially adversely affect our business and financial condition in the future. In the event that more competitors begin to carry products which we carry and price competition with respect to our products significantly increases, competitive pressures could force us to reduce the prices of our products, which would result in reduced profit margins and prolonged price competition and would have a material adverse effect on our operating results and financial condition. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could also have a material adverse effect on our results of operations. We may not be able to compete successfully in the future.

Growth Strategy

         Our strategic objective is to become a leader in the computer and network connectivity equipment market, and to make the name "AESP" synonymous with state-of-the-art hardware in this segment.

     Networking and Connectivity Products & Original Equipment Manufacturer Customer Base

         We intend to increase our revenues and income in the networking and original equipment manufacturer markets by continuing to broaden our customer base in existing markets and by expanding into new markets. In order to increase national and international customer base, we intend to continue to market to large distributor catalog companies, to increase both our product line and inventory and to expand our sales reach in the US, Eastern and Western Europe and in the future into Latin America. To expand our original equipment manufacturer customer base, we intend to expand our business with computer product and networking hardware manufacturers, and to solicit manufacturers in other fast-growing vertical markets, such as networking, telecommunications, medical instrumentation and cable TV.

     Strategic Acquisitions

         The other element of our growth strategy is to acquire other companies, assets and/or product lines that will compliment or expand our business. We are seeking companies which market to the networking, telecommunications, cable audio/video and computer industries. We believe that acquisitions, mergers, asset purchases or other strategic alliances in these categories should enable us to achieve operating leverage on our existing resource base.

         Our ability to expand by acquisition has been, and will continue to be limited by the availability of suitable acquisition candidates, in both the United States and internationally, and by our financial condition and the price of our common stock. Our ability to complete acquisitions may also be limited by certain restrictive covenants contained in our credit agreement. In addition, acquisitions involve risks that could adversely affect our operating results, including but not limited to the assimilation of personnel, inventory, product lines, customers and liabilities of the acquiree company; the effect of amortization of intangible assets, such as goodwill, on our earnings and the retention of key executives of the acquiree company. We may not be successful in consummating acquisitions on acceptable terms.

         Other than as required by our Articles of Incorporation, By-Laws, and applicable law, our shareholders are not entitled to vote on acquisitions, mergers or other business combinations.

Corporate Organization

         Our operations are divided into six departments: (1) the Sales and Marketing Department, (2) the International Sales Department (including sales offices in Sweden, Germany, Norway and Ukraine), (3) the Purchasing Department,
(4) the Operations Department (including the MIS, shipping, warehouse and quality control and production groups), (5) the Finance/Accounting Department and (6) manufacturing/CCCI. The Sales and Marketing Department covers sales in Latin America, the United States and Canada. Account Managers and Customer Service Representatives service this department from our North Miami, Florida headquarters. The International Sales Department covers sales in Eastern and Western Europe, with offices in Sweden, Germany, the Ukraine and Norway, and an exclusive distributor in Russia.

Employees

         We currently employ 149 people at the following locations: Miami office --55; Ukraine--37; Norway--25; CCCI--12; Sweden--11; and Germany--9. Company wide--33 employees work in administration/accounting, 12 employees work in purchasing, 49 employees work in sales and marketing, and 55 work in the operations department. None of our employees is covered by collective bargaining agreements. We believe that our relationship with our employees is good.

Government Regulation

         We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to networking and computer connectivity products.

Facilities

         The table set forth below identifies the principal properties we currently utilize. All properties are leased, are in good condition and are maintained on a regular basis and are adequate for our present requirements. RSB Holdings, Inc., a related party, owns the corporate headquarters, product assembly and central warehouse, and leases such properties to us. Under the terms of our credit agreement, RSB Holdings has executed landlord waivers, permitting the lender the priority right to enter our premises and seize collateral in the event of a default under the credit agreement. See Note 8 of Notes to 1999 Annual Consolidated Financial Statements for information regarding the financial terms of our leases.

                                                                                            Approximate
                                                                                            Square
Facility Description                                          Location                      Footage
----------------------------------------------                -------------------         -------------
Corporate Headquarters, Product Assembly                      North Miami, FL                10,000
 and Central Warehouse
Warehouse                                                     North Miami, FL                20,000
Sales Office and Warehouse                                    Tierp, Sweden                   5,000
Sales Offices and Warehouses                                  Oslo, Norway                   18,000
Sales Office and Warehouse                                    Munich, Germany                12,000
Bonded Warehouse                                              Vinnitsa, Ukraine              10,000
Sales Office                                                  Kiev, Ukraine                  18,500
Sales Office and Manufacturing                                Broomall, Pennsylvania          5,085

         We also utilize a bonded warehouse in Rotterdam, Netherlands and a third party warehouse in Miami, Florida. We pay rent for both of these warehouses based upon the number of pallets which we store in these facilities from time to time.

Legal Proceedings

         We are not a party to any material legal proceedings and, to the best of our information, knowledge and belief, none is contemplated or has been threatened.

                                   MANAGEMENT

         Our officers and directors are as follows:

Name                                        Age      Title
---------------                             -----    ------
Slav Stein(1)                               55       President, Chief Executive Officer and Director
Roman Briskin(1)                            50       Executive Vice President, Secretary/Treasurer and Director
Terrence R. Daidone(1)(2)(3)                40       Director
William B. Coldrick(2)(3)                   58       Director
Leonard Sokolow(2)                          43       Director
Roy Rafalco                                 45       Chief Financial Officer

(1)      Member of the Executive Committee.
(2)      Member of the Audit Committee.
(3)      Member of the Compensation Committee.

         Each of our directors currently holds office until his or her successor is elected and qualified. At present, our By-laws provide for not less than one director nor more than twelve directors. Currently, we have five directors. Our By-laws permit our Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of our Board of Directors. There are no family relationships among any of our officers or directors. Our officers devote their full time to our business.

         The principal occupation and business experience for each of our officers and directors for at least the last five years is as follows:

         Mr. Stein is one of our founders and has been employed by us in a senior executive capacity and has been one of our Directors since our formation in 1983. Mr. Stein has been the President, Chief Executive Officer and a Director of our company since our IPO. Mr. Stein is also one of our principal shareholders.

         Mr. Briskin has been one of our senior executive officers since 1984, a Director since 1992 and has served as Executive Vice President, Secretary/Treasurer and a Director of our company since the IPO. Mr. Briskin is also one of our principal shareholders.

         Mr. Daidone has served as one of our Directors since January 1997. Mr. Daidone has been Vice President of Sales and Marketing of Fugate and Associates, Inc./ERS Imaging Supplies, Inc., a private corporation engaged in the collection and distribution of empty printer cartridges, since January 1996. From 1993 to 1996, Mr. Daidone served as Director of Mass Merchant Operations with Nashua Corporation, a company engaged in the manufacturing of coated products.

         Mr. Coldrick has served as one of our Directors since June 1997. Mr. Coldrick is also a Director of Focus Enhancements, Inc., a Delaware corporation, where he has served since 1993. Mr. Coldrick is retired. Prior to his retirement, Mr. Coldrick served in various senior capacities with Apple Computer and Unisys Corporation. Mr. Coldrick currently acts as an investor in and a consultant to several companies.

         Mr. Sokolow has been a Director of our company since November 1999. Since November 1999, Mr. Sokolow has been CEO and Vice Chairman of vFinance.com, Inc. which is traded over the counter. Since September 1996, Mr. Sokolow has been the President of Union Atlantic LC, a merchant, banking and strategic consulting firm specializing domestically and internationally in technology industries. Union Atlantic provides consulting services to us and is a wholly owned subsidiary of vFinance.com. Since August 1993 Mr. Sokolow has been President of Genesis Partners, Inc., a private financial business consulting firm. Mr. Sokolow was Chairman and Chief Executive Officer of the Americas Growth Fund, Inc., a closed-end management investment company, from August 1994 to December 1998. Mr. Sokolow presently serves as a director of Ezcony Interamerica, Inc., a distributor of major brand name consumer electronics to Latin America.

         Mr. Rafalco joined the Company in May 2000. Prior to joining the Company, for more than the last five years Mr. Rafalco was the Chief Financial Officer of Top Speed Corporation, a worldwide publisher of Windows and Internet software development tools, and during his last year with that Company, Mr. Rafalco also served as that Company's Chief Executive Officer.

Executive Compensation

         The following table shows remuneration paid or accrued by us during the year ended December 31, 1999 and for each of the two preceding years, to our Chief Executive Officer and to each of our other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000:

                                                                   Long-Term Compensation
                                                           -----------------------------------
                                                                        Awards
                                                           ----------------------
                                                           Restricted
     Name and                   Salary      Bonus          Stock            Option/                     All Other
Principal Position      Year    ($)         ($)(1)         Awards           SARs(#)        Payments     Compensation (2)(3)
--------------------   -------  --------    ---------      -----------      -----------    ----------   -------------------
Slav Stein             1999     $180,000    $ 31,814       --                 25,000       --           $  6,000
CEO                    1998      164,423          --       --                100,000       --              6,000
                       1997      149,723      62,516       --                180,250       --              6,000

Roman Briskin          1999     $180,000    $ 31,814       --                 25,000       --           $  6,000
Executive Vice         1998      164,423          --       --                100,000       --              6,000
President              1997      149,723      62,516       --                180,250       --              6,000

----------------

(1) Bonus is based on a percentage of pre-tax income pursuant to current employment agreements.

(2) Does not include compensation paid to the executive to allow the executive in 1997 to pay taxes on our income incurred while we were an S corporation for federal income tax purposes and interest on promissory notes due to the executive from us, which notes were converted into shares of common stock effective December 31, 1998.

(3) Messrs. Stein and Briskin receive an automobile allowance of $6,000 per year pursuant to the terms of their employment agreements with us. Table excludes value of a $500,000 term life insurance policy which we purchase for the benefit of each of Messrs. Stein and Briskin.

Option Grants During Last Fiscal Year

         The following table sets forth information concerning options granted during the fiscal year ended December 31, 1999 to the persons named in the preceding summary compensation table under the caption "Executive Compensation":

                                    INDIVIDUAL GRANTS
                 ---------------------------------------------------
                 Number of Securities          % of Total
                 Underlying                    Options/SARS Granted    Exercise or
                 Options/SARS                  to Employees in         Base Price           Expiration
                 Granted (#)                   Fiscal Year             ($/Sh.)*             Date
-------------    -----------------------       ---------------------   -----------------    --------------------
NAME
-------------    -----------------------       ---------------------   -----------------    --------------------
Slav Stein                 25,000                       17.4%          2.13                 11/22/2009
Roman Briskin              25,000                       17.4%          2.13                 11/22/2009

Aggregate Option/SAR Exercised During Last Fiscal Year and Fiscal Year-end Option/SAR Values

         The following table sets forth information concerning the value of unexercised stock options at the end of the 1999 fiscal year for the persons named in the preceding summary compensation table under the caption "Executive Compensation":

                                                                                            Value of
                                                                 Number of Securities        Unexercised In-
                                                                 Underlying Unexercised      The-Money
                                                                 Options/SARS at FY-End      Options/SARS at
                                                                         (#)                 FY-End ($)
                                                                 -----------------------     ---------------
                   Shares Acquired On                                                        Exercisable/
      Name           Exercise (#)         Value Realized ($)     Exercisable/Unexercisable   Unexercisable*
---------------   ---------------------   --------------------  --------------------------   ---------------
Slav Stein                 -                 -                   200,000/205,250             32,000/32,840
Roman Briskin              -                 -                   200,000/205,250             32,000/32,840


* Computed based upon the difference between the closing price of our common stock at December 31, 1999 ($1.66) and the exercise price of certain of the outstanding options. No value has been assigned to options which are not in the money.

     Director Compensation

         Those of our directors who are not our employees are annually granted options to purchase 25,000 shares of common stock at an option exercise price equal to the closing price of the common stock on the date of grant. These options vest immediately. Directors also receive $3,000 per year for service on the Board of Directors and on committees of the Board of Directors. Directors who are our employees receive no additional compensation for their service on the Board of Directors. All directors are also reimbursed for expenses incurred in attending Board meetings.

     Employment Agreements

         On February 19, 1997, Messrs. Stein and Briskin each entered into employment agreements with us. The term of such employment agreements (subject to earlier termination for cause) are for an initial period of five years and will thereafter continue for successive one-year terms unless canceled by either party. During the term of such employment agreements, Messrs. Stein and Briskin each receive a salary of $150,000 per year, which salary will increase annually by 10 percent of the prior year's salary plus the increase in the consumer price index, which annual increase may not, in any event, exceed 20 percent of the prior year's salary. In addition, Messrs. Stein and Briskin will each be entitled to receive an annual bonus equal to five percent of our pre-tax net income in each fiscal year. We provide each of Messrs. Stein and Briskin with an automobile allowance of $500 per month and a term life insurance policy in the amount of $500,000.

         In the event that during the term of such employment agreements there is a change of control of our company which has not been approved by our Board of Directors, Messrs. Stein and Briskin will have the option to terminate their employment with us within three months of the change of control and receive a lump sum payment of $750,000 each. In such event, all previously granted stock options would become automatically vested. If the Board of Directors approves a change of control, Messrs. Stein and Briskin may terminate their employment, but would only be entitled to receive a payment equal to the prior year's annual salary and to become automatically vested in a portion of their stock option equal to their percentage completion of the term of their employment agreement. For purposes of the employment agreements, a "change in control" is defined as an event that: (i) would be required to be reported in response to Item 6(e) of
Schedule 14(a) of Regulation 14A under the Exchange Act; or

(ii) causes a person other than Messrs. Stein and Briskin to beneficially own more than 30 percent of our outstanding securities. As part of such employment agreements, each of Messrs. Stein and Briskin have agreed not to compete against us for a 12-month period following the termination of their employment with us for any reason other than a change in control without the approval of the Board of Directors.

Indemnification of Directors and Officers

         Pursuant to our Articles of Incorporation and By-laws, our officers and directors shall be indemnified by us to the fullest extent allowed under Florida law for claims brought against them in their capacities as officers and directors. Indemnification is allowed if the officer or director acts in good faith and, in the case of conduct in his official capacity, in a manner reasonably believed to be in the best interests of the company, or in all other cases, with a reasonable belief that his conduct was at least not opposed to our best interests. In the case of criminal proceedings, an officer or director should have no reasonable cause to believe his conduct was unlawful. Accordingly, it is possible that indemnification may occur for liabilities arising under the Securities Act. The underwriting agreement from our initial public offering also contains provisions under which we and our underwriters have agreed to indemnify each other (including officers and directors) against certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, our officers and our controlling persons, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding our common stock owned as of October 27, 2000, by (i) each person who is known by us to own beneficially more than five percent of our common stock; (ii) each of our officers and directors; and (iii) all officers and directors as a group. We cannot assure the timing of exercise of the warrants or whether all or any of the warrants will be exercised.

                                                     Beneficial Ownership
                                                     of Common Stock (1)
Name of Beneficial Owner(1)                      Shares              Percent
---------------------------                    ---------             -------
Slav Stein(2)                                  1,056,007              26.9%
Roman Briskin(2)                               1,056,007              26.9%
Terrence R. Daidone(3)                           105,000               2.8%
William B. Coldrick(3)                            87,000               2.3%
Leonard Sokolow(3)                                31,250                  *
All directors and executive officers
  as a group (6 persons)(4)                    2,341,931              53.1%
--------------------
 *       Less than one percent.

(1) Unless otherwise indicated, each person named in the table has the sole voting and investment power with respect to the shares beneficially owned. The address for each beneficial owner is c/o Advanced Electronic Support Products, Inc., 1810 N.E. 144th Street, North Miami, Florida 33181.

(2) Includes options to purchase 250,000 shares of common stock issuable upon the exercise of vested stock options. Excludes unvested options to purchase 230,250 shares of common stock.

(3) Shares of common stock issuable upon the exercise of vested stock options.

(4) Includes vested stock options to purchase an aggregate of 729,917 shares of common stock.

                              CERTAIN TRANSACTIONS

         On July 15, 1996, we entered into a five year lease with RSB Holdings, Inc., a Florida corporation, pursuant to which we lease our corporate headquarters and warehouse in North Miami, Florida. We make annual payments under such lease in the amount of approximately $43,200. Messrs. Stein and Briskin each own 50 percent of the issued and outstanding common stock of RSB Holdings, and are its sole officers and directors.

         Immediately prior to the effective date of the IPO (February 13, 1997), Messrs. Stein and Briskin, who owned all of the outstanding stock of AESP Computerzubehor GmbH, a German company, and Advanced Electronic Support Products Computertillbehor i Sweden Aktiebolag, a Swedish company, contributed their interests in said corporations to AESP for no additional consideration.

         In February 1997, we issued two principal shareholders' notes, each in the amount of $869,562. The principal shareholders' notes bear interest at a rate of one percent over the prime rate, payable monthly. Principal and accrued but unpaid interest is due on February 19, 2005. The principal shareholders' notes were originally convertible into our common stock at a conversion price of $4.00 per share. In February and March 1997, we paid Messrs. Stein and Briskin $150,000 each as a prepayment of a portion of the principal shareholders' notes.

         Effective December 31, 1998, the principal shareholders' notes were converted into an aggregate of 799,514 shares of common stock. The conversion price was $1.80 per share. The conversion price was determined by the independent members of the Board, after negotiation with the principal shareholders and represented a 31% premium over the price of the common stock on the conversion date. The new conversion price, which amended the original conversion price, was agreed to in order to induce the holders of the notes to immediately convert the notes, thus saving us future interest on the notes and immediately increasing our net worth.

         In July 1995, US Advantage Corporation, a Florida corporation, loaned us $120,000, pursuant to a Demand Promissory Note, at an interest rate of 8.5 percent per annum. During 1997, we paid $125,350 to US Advantage in satisfaction of all the principal and a portion of the interest of the Demand Promissory Note. Messrs. Stein and Briskin each own 50 percent of the issued and outstanding capital stock of US Advantage. Approximately $33,000 of accrued but unpaid interest remains due and payable under this note.

         In September 1997, we purchased the assets of the networking division of Focus Enhancements, Inc. Mr. Coldrick, who serves as one of our Directors, also serves as a director on the Board of Directors of Focus.

         Mr. Sokolow, who serves as one of our Directors, is the President of Union Atlantic LC, a merchant banking, strategic and consulting firm specializing domestically and internationally in technology industries. Union Atlantic provides consulting services to us and is a wholly owned subsidiary of vFinance.com, of which Mr. Sokolow is also CEO and Vice Chairman.

         We believe that all the foregoing related-party transactions were on terms, as a whole, no less favorable to us than could reasonably be obtained from unaffiliated third parties. Since the IPO, all transactions with affiliates have been approved by a majority of our disinterested directors and on terms no less favorable to us than those that are generally available from unaffiliated third parties.

                            DESCRIPTION OF SECURITIES

Authorized Stock

         Our authorized capital consists of 20,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. None of the preferred stock is outstanding.

Common Stock

         Of our authorized common stock, 3,681,391 shares are issued and outstanding as of June 30, 2000. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the shareholders.

         Our shareholders (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors,
(ii) are entitled to share ratably in all of our assets available for distribution to our shareholders upon liquidation, dissolution or winding up of our affairs, (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that may be issued in the future, including voting, dividend, and liquidation rights.

         Our shareholders do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Warrants

         Each warrant entitles the holder thereof to purchase one share of common stock at a price equal to $6.90 (115% of the initial public offering price of our common stock through February 12, 2002). Each warrant is redeemable by us at a redemption price of $0.01 per warrant, at any time through February 12, 2002, upon 30 days' prior written notice to the holders thereof, if the average closing bid price of the common stock, as reported on the principal exchange on which the common stock is traded, equals or exceeds 175% of the price of the common stock per share for twenty consecutive trading days ending three days prior to the date of the notice of redemption. Pursuant to applicable federal and state securities laws, in the event a current prospectus is not available, the warrants may not be exercised by the holders thereof and we will be precluded from redeeming the warrants. We may be prevented by financial or other considerations from maintaining a current prospectus. Any warrant holder who does not exercise prior to the redemption date, as set forth in our notice of redemption, will forfeit the right to purchase the common stock underlying the warrants, and after the redemption date or upon conclusion of the exercise period any outstanding warrants will become void and be of no further force or effect, unless extended by our Board of Directors.

         The number of shares of common stock that may be purchased is subject to adjustment upon the occurrence of certain events including a dividend distribution to our shareholders, or a subdivision, combination or reclassification of the outstanding shares of common stock.

         We may at any time, and from time to time, extend the exercise period of the warrants, provided that written notice of such extension is given to the warrant holders prior to the expiration of the date then in effect. Also, we may reduce the exercise price of the warrants for limited periods or through the end of the exercise period in accordance with the terms of our warrant agreement with the transfer agent if deemed appropriate by the Board of Directors.

         Any extension of the term and/or reduction of the exercise price of the warrants may be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a Schedule 13E-4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the warrant holders. Other factors which the Board of Directors may consider in taking such action include the current market conditions, the price of the common stock and our need for additional capital.

Options and Convertible Securities Presently Outstanding

         The following options and convertible securities are currently outstanding: (i) options to purchase an aggregate 73,000 shares of common stock held by consultants; (ii) options to purchase an aggregate of 960,500 shares of common stock held by our principal shareholders; (iii) options to purchase 223,250 shares of common stock held by non-employee directors; and (iv) options to purchase an aggregate of 363,900 shares of common stock held by current and former employees.

Preferred Stock

         Our Board of Directors has the authority to issue 1,000,000 shares of preferred stock, $.001 par value, none of which is issued and outstanding, in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in such series (which the Board may increase or decrease as permitted by Florida law), liquidation preferences, dividend rates, conversion or exchange rights, redemption provisions of the shares constituting any series, and such other special rights and protective provisions with respect to any class or series as the Board may deem advisable without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights or both and could have voting and other rights of shareholders. The issuance of preferred stock with voting or conversion rights may adversely affect the voting rights of the holders of common stock. We have no present plans to issue shares of preferred stock.

Transfer Agent and Registrar

         Our transfer agent and registrar for our securities is Continental Stock Transfer & Trust Company located at 2 Broadway, New York, New York 10004.

Reports to Security holders

         We will furnish to our security holders annual reports containing audited financial statements. We may issue other unaudited interim reports to our security holders as we deem appropriate.

                              PLAN OF DISTRIBUTION

         We may offer and sell the common stock directly to investors, or through dealers or agents. The prospectus supplement with respect to the offered common stock will set forth the terms of the offering, including the following:

                  o        the name or names of any purchasers;

                  o the purchase price and the proceeds we will receive from the sale and the use of such proceeds; and

                  o any fees and other items constituting agents' or finders' compensation.

         We will offer and sell the common stock directly to investors in negotiated transactions at prices to be agreed upon at the time of the transaction, which may be at a discount to the then market price of the common stock. We may pay fees to agents and finders in connection with such sales. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, and any profit on the resale of shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. It is not intended that shares will be sold "at the market" in a public offering.

         Purchaser(s), finder(s) and agent(s) may be entitled, under agreements entered into with us, to indemnification by us against some liabilities, including liabilities under the Securities Act of 1933.

         The place and time of delivery for the common stock in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement if appropriate.

         Agents may engage in transactions with or perform services, including various investment banking and other services, for us and/or any of our affiliates in the ordinary course of business.

                                  LEGAL MATTERS

         The validity of the common stock being offered hereby has been passed on for us by Akerman, Senterfitt & Eidson, P.A., Miami, Florida.

                                     EXPERTS

         The consolidated financial statements included in the Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                               ADVANCED ELECTRONIC
                             SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

                                    CONTENTS

                                                                                                               Page
                                                                                                               ----
Report of Independent Certified Public Accountants..............................................................F-2

Consolidated Balance Sheet at December 31, 1999.................................................................F-3

Consolidated Statements of Operations for the Years Ended December 31, 1999
     and 1998...................................................................................................F-4

Consolidated Statements of Shareholders' Equity for the Years Ended December
     31, 1999 and 1998..........................................................................................F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1999
     and 1998...................................................................................................F-6

Summary of Significant Accounting Policies......................................................................F-8

Notes to Consolidated Financial Statements.....................................................................F-11

Condensed Consolidated Balance Sheets at December 31, 1999 and June 30, 2000
     (unaudited)...............................................................................................F-21

Condensed Consolidated Statements of Income for the Six Months Ended June 30,
     2000 (unaudited) and June 30, 1999 (unaudited)............................................................F-22

Condensed Consolidated Statements of Shareholders' Equity at June 30, 2000
     (unaudited).............................................................................................. F-23

Condensed Consolidated Statements of Cash Flows for the Six Months Ended June
     30, 2000 (unaudited)......................................................................................F-24

Notes to Condensed Consolidated Financial Statements (unaudited)...............................................F-25

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Advanced Electronic Support Products, Inc.
North Miami, Florida

         We have audited the accompanying consolidated balance sheet of Advanced Electronic Support Products, Inc., and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Electronic Support Products, Inc., and subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for each of the two years in the periods then ended in conformity with generally accepted accounting principles.

                                         /s/ BDO Seidman, LLP

April 12, 2000
Miami, Florida

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                                                                                DECEMBER
ASSETS (NOTE 3)                                                                                 31, 1999
                                                                                              --------------
CURRENT ASSETS
     Cash                                                                                     $  1,601,770
     Accounts receivable, net of $60,000 allowance for doubtful account                          3,058,018
     Inventories                                                                                 5,688,914
     Income taxes receivable                                                                        38,187
     Due from related parties (Note 6)                                                             448,684
     Prepaid expenses and other current assets                                                     170,591
------------------------------------------------------------------------------------------------------------
Total current assets                                                                            11,006,164
Property and equipment, net (Note 2)                                                               492,208
Intangible assets net of $268,920 accumulated amortization (Note 1)                                907,979
Deferred tax asset (Note 10)                                                                        21,380
Other assets                                                                                        60,435
------------------------------------------------------------------------------------------------------------
                                                                                              $ 12,488,166
------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Line of Credit (Note 3)                                                                  $  2,409,471
     Accounts payable                                                                            2,382,798
     Accrued expense                                                                               778,431
     Income taxes                                                                                  272,661
     Customer deposits and other                                                                   381,675
     Current portion long-term debt (Note 3)                                                       127,706
------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                        6,352,742
Long-term debt (Note 3)                                                                            228,758
------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                6,581,500
------------------------------------------------------------------------------------------------------------
Commitments (Notes 8 and 9)
------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY (Notes 11 and 13):

     Preferred stock, $.001 par value; 1,000,000 shares authorized; none
     issued                                                                                             --
     Common Stock, $.001 par value; 20,000,000 shares authorized
     3,233,921 shares issued and outstanding                                                         3,234
     Additional paid-in capital                                                                  9,615,501
     Deficit                                                                                    (3,181,922)
     Cumulative foreign currency translation adjustment                                           (530,147)
------------------------------------------------------------------------------------------------------------
Total shareholder's equity                                                                       5,906,666
------------------------------------------------------------------------------------------------------------
                                                                                              $ 12,488,166
------------------------------------------------------------------------------------------------------------


   See Accompanying Summary of Accounting Policies and Notes to Consolidated
                             Financial Statements.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,                                                                1999                  1998
-------------------------------------------------------------------------------   ------------------    -----------------
NET SALES (Notes 4 and 5)                                                              $26,466,271          $21,968,955
                                                                                  ------------------    -----------------
OPERATING EXPENSES:
         Cost of sales (Note 4)                                                         16,300,426           13,646,496
         Selling, general and administrative (Notes 4, 6, 8 and 9)                       9,266,499           11,696,753
                                                                                  ------------------    -----------------
Total operating expenses                                                                25,566,925           25,343,249
                                                                                  ------------------    -----------------
INCOME (LOSS) FROM OPERATIONS                                                              899,346           (3,374,294)
OTHER EXPENSES:
         Interest, net                                                                    (189,508)            (150,675)
         Interest - shareholders (Note 11)                                                  --                 (988,902)
         Other                                                                             (73,558)             (23,990)
                                                                                  ------------------    -----------------
Income (loss) before income taxes                                                          636,280           (4,537,861)
Provision for income taxes (Note 10)                                                       248,803              266,951
                                                                                  ------------------    -----------------
NET INCOME (LOSS)                                                                      $   387,477          $(4,804,812)
=========================================================================================================================
Earnings (loss) per common share (Note 12)                                             $       .12          $     (2.10)
Earnings (loss) per common share - assuming dilution (Note 12)                                 .10                (2.10)
=========================================================================================================================

   See Accompanying Summary of Accounting Policies and Notes to Consolidated
                             Financial Statements.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                          CUMULATIVE
                                                                          FOREIGN                             TOTAL
                                         ADDITIONAL       RETAINED        CURRENCY           COMPREHEN-       SHARE-
                           COMMON        PAID-IN          EARNINGS        TRANSLATION        SIVE             HOLDERS
                           STOCK         CAPITAL          (DEFICIT)       ADJUSTMENT         INCOME           EQUITY
                           ----------    -------------    ------------    ---------------    -------------    ------------
Balance at December 31,     $ 2,283       $6,843,374      $1,235,413          $(97,079)       $         --     $7,983,991
1997
Conversion of convertible
debt (Note 11)                  799        2,290,528              --                --                  --      2,291,327
Options issued in
connection with
consulting services              --          230,000              --                --                  --        230,000
Net Loss                         --               --      (4,804,812)               --          (4,804,812)    (4,804,812)
Other comprehensive
income
  Foreign currency
  Translation adjustment         --               --              --           (37,777)            (37,777)       (37,777)
                                                                                             -------------
                                                                                                (4,842,589)
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31,       3,082        9,363,902      (3,569,399)         (134,856)                 --      5,662,729
1998
Issuance of common stock
in connection with
acquisition (Note 1)             86          149,914              --                --                  --        150,000
Issuance of common stock
in connection with
exercise of stock options
(Note 13)                        66          101,685              --                --                  --        101,751
Net Income                       --               --         387,477                --             387,477        387,477
Other comprehensive
income:
  Foreign currency
  Translation adjustment         --               --              --          (395,291)           (395,291)      (395,291)
                                                                                             -------------
                                                                                              $     (7,814)
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31,     $ 3,234       $9,615,501     $(3,181,922)        $(530,147)                        $5,906,666
1999
==========================================================================================================================

   See Accompanying Summary of Accounting Policies and Notes to Consolidated
                             Financial Statements.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                                              1999                 1998
=====================================================================================================================
OPERATING ACTIVITIES:
   Net income (loss)                                                                 $ 387,477          $(4,804,812)
   Adjustments to reconcile net income (loss) to net cash provided by (used in)
   Operating activities, net of effect of acquisition (Note 1)
     Provisions (recovery), net for losses on accounts receivable                     (145,725)             185,441
     Depreciation and amortization                                                     388,720              166,348
     Write-off  of Russian and Ukraine receivable                                           --            1,952,389
     Write-off of Russian inventory                                                         --              659,085
     Amortization of goodwill                                                          131,816              126,804
     Options granted in lieu of consulting fees                                             --              230,000
     Charge related to conversion of convertible debt                                       --              852,202
     Deferred income taxes                                                             (72,169)             247,798
     (Increase) decrease in:
       Accounts receivable                                                             514,670             (592,201)
       Inventories                                                                     587,396             (691,020)
       Prepaid expenses and other current assets                                       (55,279)             233,050
       Other assets                                                                      8,716               (8,926)
       Income tax receivables                                                          270,665             (308,852)
     Increase (decrease) in:
       Accounts payable and accrued expenses                                          (717,509)             436,205
       Income taxes payable                                                           (152,800)             189,936
       Customer deposits and other                                                     286,371               68,034
---------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                                  1,432,349           (1,058,519)
---------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
   Loan to related parties                                                            (448,684)                  --
   Cash paid in acquisition, net of cash acquired                                      (71,504)              18,701
   Additions to property equipment                                                    (230,261)            (318,323)
---------------------------------------------------------------------------------------------------------------------
Net cash (used) in investing activities                                               (750,449)            (299,622)
---------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
   Overdraft                                                                           (67,632)              67,632
   Net proceeds from (payments on) borrowings                                         (126,064)           2,311,356
   Net proceeds from exercise of stock options                                         101,751                   --
---------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                                    (91,945)           2,378,988
---------------------------------------------------------------------------------------------------------------------
NET INCREASE IN CASH                                                                   589,955            1,020,847
Effect of exchange rate changes on cash                                               (395,291)             (37,777)
Cash, at beginning of year                                                           1,407,106              424,036
---------------------------------------------------------------------------------------------------------------------
CASH, AT END OF YEAR                                                               $ 1,601,770          $ 1,407,106
=====================================================================================================================


   See Accompanying Summary of Accounting Policies and Notes to Consolidated
                             Financial Statements.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                                                   1999            1998
-------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL INFORMATION:
   Cash paid for:
     Interest                                                                         $     244,011    $    280,078
     Taxes                                                                                  490,492          77,016
-------------------------------------------------------------------------------------------------------------------
Non cash financing and investing activities:
Issuance of common stock for acquisition of net assets                                $     150,000    $         --
Acquisition of net assets (Note 1)                                                          518,114         489,831
Conversion of convertible debt into common stock                                                 --       1,439,125
Non-cash charge associated with the conversion of convertible debt                               --         852,202
Options granted in lieu of consulting fees                                                       --         230,000


   See Accompanying Summary of Accounting Policies and Notes to Consolidated
                             Financial Statements.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


DESCRIPTION OF BUSINESS.........    Advanced Electronic Support Products, Inc.,
                                    (AESP) is primarily a wholesaler of computer cables and accessories whose customers are computer manufactures, dealers and retailers located in the U.S. and foreign markets. The
                                    Company grants credit to customers without collateral.

SUBSIDIARIES AND BASIS OF
 PRESENTATION..................     The Company's subsidiaries are based and
                                    operating in the United States, Sweden,
                                    Germany, Norway and Ukraine. The functional and reporting currency for statutory purposes is the United States Dollar, Swedish Krona, German Mark, Norwegian Krone and Ukraine Hryvna. The foreign financial statements have been translated to United
                                    States Dollars (U.S. $) using a methodology consistent with Statement of Financial
                                    Accounting Standards No. 52, Foreign
                                    Currency Translation. Assets and liabilities are translated to U.S. $ at the rate prevailing on the balance sheet dates and the statements of operations have been translated to U.S. $ using an average exchange rate for the applicable period.
                                    Results of this translation process are
                                    accumulated as a separate component of
                                    shareholders' equity. Exchange gains
                                    (losses), approximating ($131,000) and
                                    $143,000 for the years ended December 31, 1999 and 1998, respectively, are included in other income in the accompanying consolidated statements of operations.

PRINCIPLES OF CONSOLIDATION....     The accompanying consolidated financial
                                    statements include the accounts of AESP and its subsidiaries (collectively, the
                                    "Company"). Intercompany transactions and balances have been eliminated in consolidation.

INVENTORIES....................     Inventories consist of finished goods
                                    available for sale and are stated at the lower of cost or market using the first-in, first-out method.

PROPERTY AND EQUIPMENT.........     Property and equipment is recorded at cost.
                                    Depreciation and amortization is computed by the straight line and accelerated methods based on the estimated useful lives of the related assets of 3 to 10 years. Leasehold improvements and capital leases are amortized over the shorter of the life of the asset or the lease.

REVENUE RECOGNITION............     Revenues are recognized at the time of
                                    shipment of the respective merchandise.

INCOME TAXES...................     The Company is subject to taxation in the
                                    United States, Germany, Sweden, Norway and
                                    Ukraine, and accordingly, calculates and reports the tax charges in accordance with applicable statutory regulations.

                                    For the purpose of these financial
                                    statements, the Company has adopted the
                                    provisions of Statement of Financial
                                    Accounting Standards (SFAS) No. 109,
                                    "Accounting for Income Taxes," for all
                                    periods presented. Under the asset and
                                    liability method of SFAS 109, deferred taxes are recognized for differences between financial statement and income tax bases of assets and liabilities.

USE OF ESTIMATES...............     The preparation of the financial statements
                                    in conformity with generally accepted
                                    accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimated amounts.

EARNINGS PER SHARE.............     Basic earnings per share is computed on the
                                    basis of the weighted average number of
                                    common shares outstanding during each year.
                                    Diluted earnings per share is computed on the basis of the weighted average number of common shares and dilutive securities outstanding. Dilutive securities having an antidilutive effect on diluted earnings per share are excluded from the calculations.

PREFERRED STOCK................     The Board of Directors of the Company is
                                    expressly authorized to provide for the
                                    issuance of the shares of preferred stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Florida, to establish or change from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

INTANGIBLE ASSETS..............     Intangible assets, representing the excess
                                    of the cost over the net tangible and
                                    identifiable intangible assets of acquired businesses are stated at cost and are amortized on a straight-line basis, over the estimated future periods to be benefited
                                    (7-15 years). On an annual basis, the
                                    Company reviews the recoverability of
                                    intangible assets, based primarily upon an analysis of undiscounted cash flows from the acquired businesses. In the event the expected future net cash flows would become less than the carrying amount of the assets, an impairment loss would be recorded in the period such determination is made based on the fair value of the related businesses.

FUTURE ACCOUNTING
PRONOUNCEMENTS.................     In June 1999, the Financial Accounting
                                    Standard Board issued SFAS No. 133,
                                    Accounting for Derivative Instruments and
                                    Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged assets or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

                                    Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on January 1, 2001 to affect its financial statements.

RECLASSIFICATIONS..............     Certain 1998 amounts have been reclassified
                                    to conform with the 1999 presentation.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    ACQUISITIONS                  On October 31, 1998, the Company acquired
                                    all the outstanding common stock of its
                                    Ukraine distributor. The purchase price of this acquisition was valued at approximately
                                    $490,000, the amount equal to the
                                    outstanding amount due from the distributor to the Company. Prior to October 31, 1998, the Company wrote-off approximately
                                    $530,000 due from it. In March 1999, the Company completed the acquisition of the assets of Communications Components Company,
                                    Inc. ("CCCI"), a manufacturer of network connectivity products and systems. The purchase price of $800,000 excluding acquisition costs of approximately $18,000, and the assumption of $341,000 accounts payable and accrued expenses, was payable
                                    $350,000 in cash at closing, 86,206 shares of common stock of the Company (valued at $150,000, or $1.74 per share) and $300,000 payable with interest at 8% in annual
                                    installments over three years. In connection with the acquisition of CCCI, the Company recorded goodwill of approximately $391,000, which is being amortized over 15 years. The balance of the purchase price was allocated as follows:

                                    Cash                      $ 261,000
                                    Accounts receivable         389,000
                                    Inventory                   118,000
                                                                -------
                                                              $ 768,000
                                                              =========

                                    These acquisitions were each accounted for under the purchase method, whereby the purchase prices were allocated to the underlying assets and liabilities based upon their estimated fair values. The accompanying statements of operations include the results of the businesses acquired from their respective dates of acquisition.

                                    The following unaudited pro forma
                                    information presents the results of
                                    operations of the Company as if the
                                    acquisitions had occurred on January 1,
                                    1998:

                                    YEARS ENDED DECEMBER 31,              1999           1998
                                    ------------------------         ------------   --------------
                                    Net Sales                        $ 26,564,118    $ 23,859,570
                                    Net income (loss)                     398,764       5,514,017)
                                    Net income (loss) per common share        .12           (2.32)
                                    Net income (loss) per common

                                       share - assuming dilution     $        .10    $      (2.32)

                                    The unaudited pro forma information assumes the elimination of intercompany sales with the Ukraine distributor of approximately $792,000 for 1998.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.    PROPERTY AND EQUIPMENT        Property and equipment consist of the
                                    following:

                                    DECEMBER 31,                   1999
                                    ---------------------          ----------
                                    Leasehold improvements         $  281,670
                                    Capital leases                    159,011
                                    Office equipment                  475,524
                                    Machinery and equipment           142,812
                                    Furniture and fixtures             19,550
                                    Vehicles                          104,937
                                                                   ----------
                                                                    1,183,504

                                    Less: accumulated depreciation
                                          and amortization            691,296
                                                                    ----------
                                                                     $492,208

3.    LONG-TERM DEBT                Long-term debt, comprising a line of credit,
                                    notes payable and capital leases, at
                                    December 31, 1999 is comprised of the
                                    following:

                                    Prime + .25% (9% at December
                                    31, 1999) line of credit
                                    with a financial institution
                                    in the amount of $3,500,000,
                                    due September 2000, secured
                                    by all U.S. assets;
                                    guaranteed by the Company's
                                    principal shareholders.          $ 2,409,471

                                    9.5% capital lease, $3,346
                                    monthly, net of interest in
                                    the amount of $31,874 at
                                    December 31, 1999 due April 2003     117,072

                                    Note payable to shareholder
                                    of CCCI, interest at 8% a
                                    year, due April 2002                 239,392
                                                                 ---------------
                                                                       2,765,935

                                    Less current portion               2,537,177
                                                                 ---------------
                                                                     $   228,758

                                    The line of credit agreement requires the Company to comply with certain covenants including limitations on further borrowings and dividend payments. At December 31, 1999, the Company was in violation of certain of its annual financial covenants. In this connection, the lender waives the covenant violation for 1999.

4.    RUSSIAN WRITE-DOWN            During the third quarter of 1998, the
                                    Company wrote-off approximately $1,400,000 related to a receivable from its

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                    distributor located in Russia. The Company took the write-down in the receivable as a result of the financial and economic conditions in Russia and the impact which it expected these conditions to have on its financial statements. In 1999, approximately $200,000 of previously written off receivables was recovered from this distributor and is included as a reduction of selling general and administrative expenses. Additionally, the Company wrote-off approximately $659,000 in specific inventory which is used predominantly by the Russian distributor. In 1999, a substantial amount of this inventory was sold which in management's estimate was, in the aggregate, less than original cost.

5.   FOREIGN OPERATIONS

                                         UNITED          WESTERN         EASTERN
                                         STATES          EUROPE          EUROPE        ELIMINATION          TOTAL
Year ended December 31, 1999:
    Sales to unaffiliated  customers    $14,895,055    $ 10,255,537     $ 1,315,679   $         --       $26,466,271
    Transfers between geographic areas    4,574,920             --               --     (4,574,920)               --
                                       ------------------------------------------------------------------------------
Total                                    19,469,975      10,255,537       1,315,679     (4,574,920)       26,466,271
                                       ------------------------------------------------------------------------------
    Operating income (loss)                (100,149)        949,255         132,822        (82,582)          899,346
    Income (loss) before income taxes      (327,719)      1,090,513         144,224       (270,738)          636,280
    Identifiable assets                   9,418,737       4,683,933         295,507     (1,910,011)       12,488,166
Year ended December 31, 1998:
    Sales to unaffiliated customers      12,218,570       9,549,328         201,097             --        21,968,995
    Transfers between  geographic areas   2,625,158          --              --         (2,625,158)
                                       ------------------------------------------------------------------------------
Total                                    14,843,728       9,549,328         201,097     (2,625,158)       21,968,995
                                       ------------------------------------------------------------------------------
    Operating income (loss)              (4,427,728)      1,043,437          50,213        (40,216)       (3,374,294)
    Income (loss) before income taxes    (5,705,169)      1,095,322          45,623         26,363        (4,537,861)
    Identifiable assets                   9,077,534       4,332,965         598,135     (1,593,730)       12,414,904

                                    Identifiable assets are those assets, that are identified with the operations based in each geographic area. Foreign sales, including those of AESP, for the years ended December 31, 1999 and 1998 approximated 56% and 60%, respectively, of consolidated revenues. The Company's operations, consisting of network and connectivity products, are handled by each of its subsidiaries operating in their respective countries. Accordingly, management has chosen to organize its segments on a geographic by geographic basis, whereby sales and related data is attributed to the AESP entity that generates such revenues. Segment information is presented above for each significant geographic region. The Company has one supplier located in China which supplied approximately 11% of 1999 purchases and 10% of 1998 purchases.

6     RELATED PARTY TRANSACTIONS    During 1998, the Company repaid an 8.5% note
                                    payable to an entity owned by the principal shareholders, in the amount of $125,350, including interest. The Company incurred fees of $121,795 to a company partially owned by the former chairman and managing director of the Company's Norwegian subsidiary for consulting services during
                                    1998. No such fees were incurred in 1999 as the agreement was terminated as of January
                                    1, 1999.

                                    The Company incurred fees of $31,752 to a company partially owned by a member of the Board of the Company's Norwegian subsidiary for services provided in 1998. Due from related parties at December 31, 1999 comprises (i) $224,475 notes receivable from related parties of the Company's Norwegian subsidiary, due December 31, 2000 with interest at 7% a year and (ii) $224,209 due from the former chairman and managing director of the Company's Norwegian subsidiary, of which $192,052 was repaid in February 2000.

7.    FINANCIAL INSTRUMENTS         The carrying amounts of financial
                                    instruments including accounts receivable, accounts payable and debt approximated fair value due to the relatively short maturity of each.

8.    COMMITMENTS                   The Company has entered into employment
                                    agreements, expiring in 2002, with its two principal shareholders which includes minimum annual compensation of $150,000 plus performance bonuses. The agreements provide for annual increases, as defined. In the event of a change in control of the Company
                                    (as defined) the shareholders may terminate their employment with the Company for a lump sum payment of $750,000 each. In addition, the Company provides them with an automobile allowance. The Company rents office space and warehouse under non-cancelable leases.
                                    The minimum future rental commitment for leases in effect at December 31, 1999, including leases to related parties, approximates the following:

                                    YEARS ENDING DECEMBER 31,
                                    2000       $     164,000
                                    2001             164,000
                                    2002             157,000
                                    2003             155,000
                                    2004             155,000
                                                     -------
                                               $     795,000

                                    The Company leases, under a lease expiring in 2001, office and warehouse space from an entity owned by the principal shareholders of the Company at $3,600 per month. The mortgage on the property has been guaranteed by the Company. The balance outstanding on the mortgage at December 31, 1999 was approximately $203,000.

                                    Rent expense in 1999 and 1998 aggregated approximately $295,000 and $255,000, respectively, including $43,200 in each year to related parties. The Company is liable under a patent license agreement, expiring in 2000, it is required to pay a fee (as defined) for each product to pay a fee (as defined) for each product sold subject to the agreement. During 1999 and 1998, $6,000 and $21,000, respectively, of royalties were incurred.

9.    DEFERRED COMPENSATION PLAN    The Company has a defined contribution plan
                                    for its U.S. employees established pursuant to Section 401(k) of the Internal Revenue
                                    Code. Employees contribute to the plan a percentage of their salaries, to certain dollar limitations and the Company matches a portion of the employees' contributions. The
                                    Company's contributions to the plan for the years ended December 31, 1999 and 1998
                                    $16,952 and $21,545, respectively.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.   INCOME TAXES                  The following are the components of income
                                    tax expense:
                                    YEARS ENDED DECEMBER 31,
                                    -------------------------------------------
                                                          1999     1998
                                                    ----------     -----------
                                    Current:
                                    Federal                 --      $(227,833)
                                    State                   --        (40,223)
                                    Foreign            320,972        287,209
                                                    ----------      ----------
                                                       320,972         19,153
                                                    ----------      ----------
                                    Deferred:
                                    Federal                 --        180,735
                                    State               (1,104)        30,938
                                    Foreign            (71,065)        36,125
                                                    ----------      ----------
                                                       (72,169)       247,798
                                                    ----------      ----------
                                    Total           $  248,803      $ 266,951
                                                    ==========      ==========

                                    The Company intends to invest the
                                    undistributed earnings of the foreign
                                    subsidiaries in their respective countries.
                                    Accordingly, no provision for United States income taxes on undistributed earnings is required. The reconciliation of income tax computed at the United States federal statutory tax rate of 34% to income tax expense is as follows:

                                    YEAR ENDED DECEMBER 31,                                1999           1998
                                    Tax (benefit) at the United States statutory
                                     rate                                             $   216,335     $(1,542,872)
                                    State income tax (benefit), net of federal benefit       (729)         (6,128)
                                    Differences in effective income tax rates of other
                                    countries                                            (169,903)         64,584
                                    Interest expense on convertible notes                      --         290,000
                                    Other permanent differences, net                       15,927          14,500
                                    Valuation allowance adjustment                        183,864       1,552,492
                                    Other                                                   3,309        (105,625)
                                                                                      -----------     -----------
                                    Total                                             $   248,803     $   266,951
                                                                                      ===========     ===========

                                    The provision for foreign income taxes
                                    relates to Norway, Sweden, Germany and
                                    Ukraine. The statutory tax rates in Norway, Sweden, Germany and Ukraine for 1999 and 1998 range from 45% to 28%. Deferred income taxes reflect the net tax effect of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 1999 are as follows:

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    Deferred Tax Assets:
                                    Allowance for doubtful accounts               $ 22,578
                                    Inventory                                      162,607
                                    Net operating loss carry forward             1,408,022
                                    Depreciation                                    46,905
                                    Intangible assets                               49,395
                                    Foreign tax assets                              21,380
                                    Compensation related to options granted
                                       for services                                161,809
                                                                                  --------

                                                                                 1,872,696

                                    Valuation allowance                         (1,851,316)
                                                                               -----------

                                    Total deferred tax asset, net             $     21,380
                                                                              ============

                                    Realization of any portion of the Company's deferred tax asset at December 31, 1999 is not considered to be more likely than not and accordingly a $1,851,316 valuation allowance has been provided.

11.   COMMON STOCK                  In connection with the initial public
                                    offering in 1997, the Company sold an
                                    aggregate of 920,000 redeemable common stock purchase warrants of the Company at $.125 per warrant. The warrants, which expire in February 2002, provide for the holders of such warrants to purchase shares of common stock of the Company at $6.90 a share. The
                                    Company issued an option to purchase 80,000 shares of common stock of the Company at $7.80 per share to the underwriters, plus
                                    80,000 warrants exercisable through February
                                    13, 2002 at $.1625 per warrant. These
                                    warrants allow the holder to purchase an additional 80,000 shares of the Company's common stock at $6.90 per share.

                                    In addition, the Company (i) made a
                                    distribution to its principal shareholders in the aggregate of $1,739,125, in the form of two seven year, prime + 1%, convertible (at $4.00 per share) subordinated promissory notes payable and (ii) issued options, to each of its two principal shareholders, to purchase 180,250 shares of common stock at the initial public offering price of $6.00 per share (subsequently repriced in 1998 to $1.50 a share); such options are considered contingent options which vest and are exercisable seven years after the date of grant, with provision for earlier vesting based upon future earnings per share, net income or trading prices of the Company's common stock (all as defined).

                                    On December 31, 1998, the Board of Directors approved a reduction in the conversion price of the convertible debt from $4.00 to $1.80 per share, at which time, the two principal shareholders converted the convertible debt in the amount of $1,439,125 into 799,514 shares of common stock. In connection with the conversion of the debt, the Company recorded interest expense of approximately $852,000 related to the fair value of

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                    the shares received in excess of the shares issuable pursuant to the original conversion terms.

12.   EARNINGS PER SHARE            The following reconciles the components of
                                    the earnings per share (EPS) computation:

                                                               FOR THE YEAR ENDED DECEMBER 31
                                            1999                                   1998
                                          Income       Shares   Per-share        Income        Shares       Per-share
                                      (Numerator)(Denominator)    Amount       (Numerator)  (Denominator)    Amount
Earnings per common share
     Net income (loss) available to
     common shareholders              $  387,477     3,173,699     $  .12   $(4,804,812)    2,284,201      $ (2.10)

Effect of Dilutive Securities:
     Stock Options                            --       853,099         --            --            --           --
                                      -----------------------------------------------------------------------------
Net income available to common
shareholders plus assumed
conversions                           $  387,477     4,026,798     $  .10   $(4,804,812)    2,284,201      $ (2.10)
                                      =============================================================================


                                    Options to purchase 90,000 shares of common stock at $3.69 per share were outstanding during 1999, but not included in the computation of diluted EPS as the options were anti-dilutive.

                                    Options to purchase 1,001,600 shares, 63,000 shares and 90,000 shares of common stock at $1.50, $2.13 and $3.69 per share, respectively, were outstanding during 1998, but not included in the computation of diluted EPS as the options were anti-dilutive.

13.   STOCK OPTIONS                 At December 31, 1999, the Company has a
                                    fixed stock option plan and non-plan options which are described below. The Company applies APB Opinion 25, ACCOUNTING FOR STOCK
                                    ISSUED TO EMPLOYEES, and related
                                    interpretations in accounting for employee stock options. Under APB Opinion 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation cost is recognized.
                                    In 1997, the Company granted a consultant a seven year option to purchase 63,000 shares of its common stock, at $4.00 a share with respect to 23,000 shares and $6.00 a share with respect to 40,000 shares. In 1998, the options were repriced to $2.13 a share and, accordingly, the Company recorded a $104,000 charge to consulting fees with a corresponding credit to additional paid in capital. In 1997, the Company granted
                                    120,000 options, exercisable at $3.69 per share, a consultant. In 1998, options for 30,000 shares were forfeited. In connection with the remaining terms of the agreement, the Company recorded a charge to consulting fees with a corresponding credit to additional paid in capital in the amount of $54,300. During

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                    1998, the Company granted options to
                                    purchase 75,000 shares of common stock at an exercise price of $1.50 a share to its directors. Accordingly, the Company has taken charge in the amount of $33,500 to advisory fees and a corresponding credit to additional paid in capital. Additionally, certain options to directors, issued in 1997, were repriced from $5.88 to $1.50 a share. In connection with this repricing, the Company has recorded advisory fees in the amount of $31,440 with a corresponding credit to additional paid in capital. During 1999, the company granted options to purchase 75,000 shares and 6,250 shares of its common stock at an exercise price of $1.63 and $2.13, respectively, a share to its directors.

                                    The fair value of the foregoing options to consultants and directors was determined based on the Black Scholes method. Pursuant to the Plan, the Company may grant incentive stock options and nonqualified stock options. The exercise price of options granted is required to be at least equal to the per share fair market value of the common stock on the date of the grant. Options granted is required to be at least equal to the per share fair market value of the common stock on the date of the grant. Options granted have maximum terms of not more than 10 years and are not transferable. Incentive stock options granted to an individual owning more than 10 percent of the total combined voting power of all classes of stock issued by the Company must be equal to 110 percent of the fair market value of the shares issuable on the date of the grant; such options are not exercisable more than five years after the grant date.

                                    Generally, options are exercisable one-third upon grant, one-third on the first anniversary of such grant and the final one-third on the second anniversary of such grant. However, options granted under the Plan shall become immediately exercisable if the holder of such option is terminated by the Company or is no longer a director of the Company, as the case may be, and subsequent to certain events which are deemed to be a "change in control" of the Company. Incentive stock options granted under the Plan are subject to the restriction that the aggregate fair market value (determined as of the date of grant) of options which first become exercisable in any calendar year cannot exceed $100,000. The Plan provides for adjustments in the number and type of shares covered by the Plan and options granted thereunder in the event of any reorganization, merger, or certain other transactions involving the Company.

                                    In 1998, the Company granted a total of
                                    66,400 options to employees. These options vest one-third upon the date of the grant and one-third each upon the next two anniversaries of the date of the grant, options are exercisable at $1.50 per share. Further, during 1998, the two principal shareholders received 200,000 options at an exercise price of $1.50. In 1997, the Company granted a total of 36,000 options to directors. The options vest over three years and were exercisable at $5.88. Additionally, 70,200 options were issued to employees. These

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                    options vest one-third each upon the next two anniversaries of the date of grant, which options were exercisable at $3.50 per share. Further, during 1997, the two principal shareholders received 360,500 contingent options. The above options were repriced in 1998 to $1.50 a share. In 1999, 80,200 and 13,600 options were issued to employees. These options vest one-third upon the date of grant and one-third each upon the next two anniversaries of the date of grant, which options were exercisable at $1.63 and $2.13, respectively, per share. Further, during 1999, the two principal shareholders received 50,000 options at an exercise price of $2.13 a share. FASB Statement 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," requires the Company to provide pro forma information regarding net income and net income per share as if compensation cost for the Company's employee stock options had been determined in accordance with the fair value based method prescribed in FASB Statement 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 1999: no dividend yield percent; expected volatility of 54.2%; risk-free interest rates of approximately 6.5%, and expected lives from 5 to 9 years for the non-plan options. The following assumptions are used for grants in 1998: no dividend yield percent; expected volatility of 93.2%; risk-free interest rates of 6.5% and expected lives of 5 to 9 years for the non-plan options.

                                    Under the accounting provisions of FASB
                                    Statements 123, the Company's pro forma net income and earning per share would have been as follows:

                                     YEAR ENDED DECEMBER 31         1999          1998
                                    Net income (loss)
                                    As reported                   $ 387,477       $(4,804,812)
                                    Pro forma                      (102,523)       (5,204,504)
                                    Net income (loss) per
                                    common share
                                    As reported                   $     .12       $     (2.10)
                                    Pro forma                          (.03)            (2.28)
                                    Net income (loss) per
                                    common share - diluted
                                    As reported                   $     .10       $     (2.10)
                                    Pro forma                          (.03)            (2.28)

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A summary of the status of the Company's fixed stock option plan and non-plan options as of December 31, 1999 and 1998, and changes during the years then ended is presented below:

                                             DECEMBER 31, 1999               DECEMBER 31, 1998
                                                        Weighted                           Weighted
                                                         Average                           Average
                                                        Exercise                           Exercise
                                           Shares         Price           Shares             Price

Outstanding at beginning of year          1,154,600      $   1.71         849,700              $  5.41
Granted                                     225,050          1.78         341,400                 1.50
Exercised                                   (66,000)         1.54              --                   --
Forfeited                                   (18,600)         1.61         (36,500)                3.16
                                        ------------   ----------    -------------      --------------
Outstanding at end of year                1,295,050      $   1.72       1,154,600                $1.71
                                        ===========    ==========    ============       ==============
Options exercisable at year-end             833,716      $   1.84         540,599             $   2.54
                                        ===========    ==========    ============       ==============
Weighted-average fair value of
options granted during the year                          $   1.26                              $  1.34

The following table summarizes information about fixed stock options and non-plan options outstanding at December 31, 1999:

                                         Weighted
                      Number             Average             Weighted           Number              Weighted
Range of              Outstanding at     Remaining           Average            Exercisable at      Average
Exercise Price        12/31/99           Contractual Life    Exercise Price     12/31/99            Exercise Price
--------------        --------------     ----------------    --------------     --------------      --------------
  $1.50-3.69           1,295,050             7.4               $ 1.72             833,716              $1.84

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                            June 30,           December 31,
                                                                              2000                 1999
                                                                              ----                 ----
                                                                          (Unaudited)
ASSETS
CURRENT
     Cash                                                                $  1,506,693         $  1,601,770
     Accounts receivable, net of allowance for doubtful accounts
     of $69,234 at June 30, 2000 and $60,000 at December 31, 1999           3,743,682            3,058,018
     Inventories                                                            6,948,107            5,688,914
     Income tax receivable                                                     26,859               38,187
     Due from related parties                                                 219,811              448,684
     Prepaid expenses and other current assets                                335,955              170,591
                                                                              -------              -------

TOTAL CURRENT ASSETS                                                       12,781,107           11,006,164
PROPERTY AND EQUIPMENT, NET                                                   505,482              492,208
INTANGIBLE ASSETS, NET                                                      1,882,860              907,979
DEFERRED TAX ASSET                                                             23,244               21,380
OTHER ASSETS                                                                   59,429               60,435
                                                                               ------               ------
TOTAL ASSETS                                                             $ 15,252,122         $ 12,488,166
                                                                         ============         ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Note payable                                                        $  2,271,000         $  2,409,471
     Accounts payable                                                       4,042,686            2,382,798
     Accrued expenses                                                         768,197              778,431
     Income taxes payable                                                      99,993              272,661
     Customer deposits and other                                              358,076              381,675
     Current portion of long term debt                                        224,378              127,706
                                                                              -------              -------

Total current liabilities                                                   7,764,330            6,352,742
LONG TERM LIABILITIES                                                         178,738              228,758
                                                                              -------              -------

TOTAL LIABILITIES                                                           7,943,068            6,581,500

SHAREHOLDERS' EQUITY
     Preferred stock, $.001 par value; 1,000,000 shares authorized;
     none issued.                                                                  --                   --

     Common stock, $.001 par value; 20,000,000 shares authorized;
     issued:  3,691,391 at June 30, 2000 and 3,233,921 at December 31,
     1999                                                                       3,691                3,234

     Paid-in capital                                                       10,655,224            9,615,501
     Deficit                                                               (2,774,250)          (3,181,922)
     Cumulative foreign currency translation adjustment                      (575,611)            (530,147)
                                                                             ---------            ---------

TOTAL SHAREHOLDERS' EQUITY                                                  7,309,054            5,906,666
                                                                            ---------            ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $ 15,252,122         $ 12,488,166
                                                                         ============        -------------

      SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                                                Six Months Ended
                                                                                     June 30
                                                                          2000                    1999
                                                                          ----                    ----
NET SALES                                                                $13,819,994             $12,675,137

OPERATING EXPENSES:
     Cost of sales                                                         8,412,545               7,181,402
     Selling, general and administrative expenses                          4,847,738               4,662,995
                                                                           ---------               ---------

   Total operating expenses                                               13,260,283              11,844,397
                                                                          ----------              ----------

INCOME FROM OPERATIONS                                                       559,711                 830,740
Other income (expenses):
     Interest, net                                                          (111,830)               (110,752)
     Other                                                                   108,927                 101,809
                                                                             -------                 -------

INCOME BEFORE INCOME TAXES                                                   556,808                 821,797
Provision for income taxes                                                   149,136                 117,351
                                                                             -------                 -------

NET INCOME                                                                 $ 407,672               $ 704,446
                                                                           =========               =========

Net income per common share - basic                                             $.12                  $  .22
                                                                                ====                  ======

Net income per common share - diluted                                         $  .11                  $  .21
                                                                              ======                  ======


     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.
                                  (UNAUDITED)

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                   (UNAUDITED)

                                                                           Cumulative
                                                                            Foreign
                                                                            Currency                        Total
                                  Common        Paid-In                    Transaction    Comprehen-     Shareholder's
                                   Stock        Capital         Deficit    Adjustment     sive Income       Equity
                                   -----        -------         -------    ----------     -----------       ------
Balance at January 1, 2000     $     3,234   $ 9,615,501     $(3,181,922)   $  (530,147)  $        --    $ 5,906,666

Net Income                              --            --         407,672             --       407,672        407,672

Issuance of common stock in
connection with exercise of
stock options                          163       443,292              --             --            --        443,455

Shares issued in conjunction
with acquisition of Lanse              294       596,431              --             --            --        596,725

Cumulative Foreign currency

translation adjustment                  --            --              --        (45,464)      (45,464)       (45,464)
                                                                                             --------
                                                                                          $   362,208
---------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2000       $     3,691   $10,655,224     $(2,774,250)   $  (575,611)                 $ 7,309,054
=====================================================================================================================


     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.
                                  (UNAUDITED)

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

SIX MONTHS ENDED JUNE 30,                                                      2000                         1999
OPERATING ACTIVITIES:
     Net income                                                           $   407,672                    $   704,446
     Adjustments  to reconcile net income to net cash used in operating activities:
     Provision for losses on accounts receivable                               (9,234)                        11,840
     Depreciation and amortization                                            107,503                         63,720
     Amortization of goodwill                                                  74,404                         67,700
     (Increase) decrease, net of acquired business, in:
         Accounts receivable                                                 (467,062)                       495,979
         Inventories                                                       (1,046,202)                      (465,773)
         Income tax receivable                                                 (8,479)                        62,205
         Prepaid expenses and other current assets                           (127,709)                      (229,258)
         Deferred tax asset                                                    (1,864)                        34,150
         Other assets                                                           1,006                        (37,613)
     Increase (decrease), net of acquired business, in:
         Accounts payable and accrued expenses                              1,249,891                     (1,058,020)
         Income taxes payable                                                (179,337)                       (85,185)
         Other liabilities                                                    (23,598)                       (12,710)
         Deferred tax liability                                                    --                         24,082
                                                                          -------------                  -------------

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                           (23,009)                      (424,437)
                                                                          -------------                  -------------

INVESTING ACTIVITIES:
     Net cash acquired in (used in) acquisitions                             (369,760)                        40,361
     Additions to property and equipment                                      (92,523)                       (17,016)
     Collection of loans due from related parties                             228,873                             --
                                                                          -------------                  -------------

NET CASH PROVIDED BY (USED IN)  INVESTING ACTIVITIES                         (233,410)                        23,345

FINANCING ACTIVITIES:
     Net proceeds (payments) on borrowings                                   (236,649)                       (37,939)
     Eliminate overdraft                                                           --                        (67,632)
     Proceeds from sale of stock and warrants, net                            443,455                             --
                                                                          -------------                  -------------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                           206,806                       (105,571)

NET DECREASE IN CASH                                                          (49,613)                      (506,663)
     Effect of exchange rate changes in cash                                  (45,464)                       (95,444)
CASH, AT BEGINNING OF YEAR                                                  1,601,770                      1,407,106
                                                                          -------------                  -------------

CASH, AT END OF PERIOD                                                    $ 1,506,693                    $   804,999
                                                                          -------------                  -------------

Supplemental information:
     Cash paid for:
         Interest                                                         $    62,134                    $   110,752
         Taxes                                                            $    70,361                    $    93,836
Non Cash Investing & Financing Activities:
         Common Stock issued for the acquisition of Lanse                 $   596,725                    $        --


     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.
                                  (UNAUDITED)

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


1.    Basis of Presentation         The accompanying unaudited condensed
                                    consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.
                                    Operating results for the six-month period ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's
                                    Annual Report on Form 10-KSB for the year ended December 31, 1999.

2.    Long-term Debt                The line of credit agreement requires the
                                    Company to comply with certain covenants including limitations on further borrowings and dividend payments. As of June 30, 2000, the Company was in compliance with all of the aforementioned benchmarks and ratios except for the tangible net worth requirement. Due to the Lanse acquisition, the amount of goodwill recorded caused the Company to be $74,000 or 1% below its required tangible net worth, and a waiver has been granted.

3.    Acquisitions                  In May 2000, the Company completed the
                                    acquisition of Lanse AS, a Norway
                                    manufacturer and distributor of networking hardware, for a purchase price of $736,095 in cash (including expenses) and 294,170 shares of the Company's common stock (valued at $597,000). This acquisition was accounted for under the purchase method, whereby the purchase price was allocated to the underlying assets and liabilities based on their estimated fair values. The excess cost over net assets acquired amounted to approximately $1.0 million. This amount will be amortized over fifteen years.

                                    The following unaudited proforma information presents the results of operations of the Company and its subsidiaries as if this acquisition had occurred on January 1, 2000 and 1999:

     Six Months Ended June 30,                                   2000           1999
     Net sales                                              $15,161,817     $14,535,272
     Net income (loss)                                          420,313         743,382
     Net income (loss) per common share                            0.12            0.22
     Net income (loss) per common share - assuming dilution        0.10            0.20

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


4.    Earnings Per Share            The following reconciles the components of
                                    the earnings per share (EPS) computation:


For the six months ended June 30,       2000                                               1999
----------------------------------------------------------------------------------------------------------------------
                      Income        Shares            Per-Share        Income          Shares          Per-Share
                    (Numerator)    (Denominator)      Amount          (Numerator)     (Denominator)    Amount
                   -------------- ----------------- ---------------- --------------- ---------------- ----------------
----------------------------------------------------------------------------------------------------------------------
Earnings per
common share

Net income           $407,672        3,377,109                $0.12      $704,446       3,140,144               $0.22
available to
common shares

Effect of
dilutive
Securities:

Exercisable                            495,872                                            236,687
options to
purchase shares
of common stock

Net income           $407,672        3,872,981                $0.11      $704,446       3,376,831               $0.21
available to
common
shareholders
plus assumed
conversions

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


                                    Options to purchase 10,000 shares of common stock at $3.69 per share were outstanding during 2000, but were not included in the computation of diluted EPS as the options' exercise price was greater than the average market price of the common shares. The options, which expire in 2007, were outstanding at June 30, 2000.

                                    Options to purchase 63,000 shares and 80,000
                                    shares of common stock at $2.13 and $3.69 per share, respectively, were outstanding during 1999, but not included in the computation of diluted EPS as the options' exercise price was greater than the average market price of the common shares. The options, with expirations from 2006 to 2007, were outstanding at June 30, 1999.

                               -------------------

                   Advanced Electronic Support Products, Inc.

                        2,000,000 Shares of Common Stock

                                 ---------------

                                   PROSPECTUS

                                 ---------------

                                _______ __, 2000

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         Pursuant to the provisions of Section 607.0850(1) of the Florida Business Corporation Act, we have the power to indemnify any person who is or was a party to any proceeding (other than an action by us, or in our right), because such person is or was a director, an officer, an employee, or an agent of ours (or is or was serving at our request under specified capacities) against liability incurred in connection with such proceeding provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interest (and with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful).

         With respect to a proceeding by or in our right to procure a judgment in our favor, Section 607.0850(2) of the Florida Business Corporation Act provides that we shall have the power to indemnify any person who is or was a director, officer, employee, or agent of ours (or is or was serving at our request under specified capacities) against expenses and amounts paid in settlement not exceeding, in the judgment of our Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interest, except that no indemnification shall be made in a case in which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which the proceeding was brought, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

         Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of a quorum of directors who were not parties to such proceeding, (b) if such a quorum is not attainable or by majority vote of a committee designated by the Board of Directors consisting of two or more directors not parties to the proceeding, (c) by independent legal counsel selected by the Board of Directors described in the foregoing parts (a) and (b), or if a quorum cannot be obtained, then selected by a majority vote of the full Board of Directors, or (d) by our shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding.

         Section 607.0850(12) of the Florida Business Corporation Act permits us to purchase and maintain insurance on behalf of any director, officer, employee or agent of ours (or one who is or was serving at our request in specified capacities) against any liability asserted against such person or incurred by such person in any such capacity whether or we have the power to indemnify such person against such liability.

Articles of Incorporation

         Our Articles of Incorporation provide for the indemnification of our directors and officers to the fullest extent permitted by Section 607.0850 of the Florida Business Corporation Act. The Articles of Incorporation further provide that the indemnification provided for therein shall not be exclusive of any rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

         The Articles also contain a provision that eliminates the personal liability of our directors to us for monetary damages unless the director has breached his or her fiduciary duty and such breach constitutes or includes certain violations of criminal law, a transaction from which the director derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

Securities and Exchange Commission Policy

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such, director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distribution.

         The following is an itemization of estimated expenses payable by the Company in connection with the offer and sale of the Securities registered hereby:

SEC Registration Fee.................................  $    924
Legal Fees...........................................    25,000
Accounting Fees......................................    15,000
Printing Fees........................................     5,000
Misc.................................................     4,076
                                                       --------
                                                        $50,000
                                                        ========

Item 26.  Recent Sales of Unregistered Securities.

         Not applicable.

Item 27.  Exhibits.

(A) EXHIBITS.

EXHIBIT
NUMBER   DESCRIPTION
------   -----------

3.1      Amended and Restated Articles of Incorporation of the Company (1)
3.2      Bylaws of the Company (2)
3.3      Articles of Amendment to Amended and Restated Articles of Incorporation
         (2)
3.4      Second Amended and Restated Bylaws of the Company (2)
4.1      Form of Common Stock Certificate (2)
4.2      Warrant Agreement and Warrant Certificate (2)
5        Opinion of Akerman, Senterfitt & Eidson, P.A.*
10.1 Loan Agreement between the Company and SunTrust Bank Miami, N.A., dated July 26, 1996 (7)
10.2 Lease Agreement between the Company and RSB Holdings, Inc., dated July 15, 1996 (2)
10.3 Promissory Note between the Company and U.S. Advantage, dated July 15, 1995 (2)
10.4     Form of 1996 Stock Option Plan (2)
10.5     Form of Employment Agreement between the Company and Slav Stein (2)
10.6     Form of Employment Agreement between the Company and Roman Briskin (2)
10.7 Form of Convertible Subordinated Promissory Note from the Company to Messrs. Stein and Briskin (2)
10.8 Form of Stock Option Agreement between the Company and Messrs. Stein and Briskin (2)
10.9     Form of Mahoney Consulting Agreement (2)
10.10    Form of Financial Advisory Agreement (2)
10.11 Form of Contingent Stock Option Agreement between the Company and Messrs. Stein and Briskin (2)
10.12    Form of Lock-Up Agreement (2)
10.13    Amendment to 1996 Stock Option Plan (9)
10.14 Loan Agreement between the Company and SunTrust Bank/Miami, N.A., dated March 25, 1999 (6)
10.15 Loan Agreement between the Company and Commerce Bank, N.A., dated September 23, 1999 (8)
10.16 Master Purchase Agreement between the Company and Focus Enhancements, Inc., dated September 29, 1997 (4)
10.17 Amendment to Master Purchase Agreement between the Company and Focus Enhancements, Inc. (6)
10.18 Asset Purchase Agreement between the Company and Focus Enhancements, Inc., dated September 30, 1997 (4)
10.19 Share Exchange Agreement between the Company, Dataholding AS, and selling shareholders of Dataholding AS, dated November 12, 1997 (5)
10.20 Stock Purchase Agreement among the Company, CCCI and Donald Y. Daily, Jr. (6)
10.21 Amendment to Loan Agreement between the Company and Commerce Bank, N.A. dated as of September 2, 2000.*
10.22 Stock Purchase Agreement dated May 31, 2000 by and among JOTEC AESP AS and the shareholders of Lanse AS (10)
21.1     List of Subsidiaries (6)
23.1     Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit 5)*
23.2     Consent of BDO Seidman, LLP
27 Financial Data Schedule (for the Securities and Exchange Commission purposes only)*

-------------

*        Filed herewith.
(1) Incorporated by reference to our Registration Statement on Form 8-A (SEC File No. 000-21889) filed with the SEC on December 18, 1996.
(2) Incorporated by reference to our Registration Statement on Form SB-2, and amendments thereto (SEC File No. 333-15967) declared effective February 13, 1997.
(3) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.
(4) Incorporated by reference to our Current Report on Form 8-K filed October 16, 1997.
(5) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended September 20, 1997.

(6) Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 1998.
(7) Incorporated by reference to our Registration Statement on Form SB-2 (SEC File No. 333-15967) filed with the SEC on November 12, 1996.
(8) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999.
(9) Incorporated by reference to our definitive proxy statement, dated September 10, 1999.
(10) Incorporated by reference to our Current Report on Form 8-K filed July 10, 2000.

Item 28. Undertakings.

         (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b)      The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)      The undersigned small business issuer hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, this 26th day of October, 2000.

                             Advanced Electronic Support Products, Inc.


                             By:      /s/ Slav Stein
                               ------------------------------------------
                                Slav Stein
                                President and Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated.

               Name                                            Title                                    Date
               ----                                            -----                                    ----

/s/ Slav Stein                          President, Chief Executive Officer and Director         October 26, 2000
------------------------------------
Slav Stein

/s/ Roman Briskin                       Executive Vice President, Secretary and Director        October 26, 2000
------------------------------------
Roman Briskin

/s/ Terrence R. Daidone                 Director                                                October 27, 2000
------------------------------------
Terrence R. Daidone

/s/ William B. Coldrick                 Director                                                October 26, 2000
------------------------------------
William B. Coldrick

/s/ Leonard Sokolow                     Director                                                October 27, 2000
------------------------------------
Leonard Sokolow

/s/ Roy Rafalco                         Chief Financial Officer                                 October 26, 2000
------------------------------------
Roy Rafalco                             (Chief  Financial   Officer  and  Chief  Accounting
                                        Officer)

                                  EXHIBIT INDEX


EXHIBIT
NUMBER        DESCRIPTION
------        -----------

5             Opinion of Akerman, Senterfitt & Eidson, P.A.
10.21         Amendment to Loan Agreement between the Company and Commerce Bank,
              N.A. dated as of September 2, 2000
23.2          Consent of BDO Seidman, LLP
27            Financial Data Schedule